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TIVO CORPORATION
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TIVO CORPORATION
2160 Gold Street
San Jose, California 95002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2018
To Our Stockholders:
The annual meeting of stockholders of TiVo Corporation will be held at our offices located at 2160 Gold Street, San Jose, California 95002 on May 9, 2018, beginning at 9:00 a.m., local time. Directions to the annual meeting can be found at www.tivo.com. We are holding the meeting to act on the following matters:

1)
Election of Directors. You will have the opportunity to elect eight members of the Board of Directors for a term of one year. The following eight persons are our nominees: Enrique Rodriguez; Alan L. Earhart; Eddy W. Hartenstein; Jeffrey T. Hinson; James E. Meyer; Daniel Moloney; Raghavendra Rau; and Glenn W. Welling.

2)
Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

3)	Advisory Vote to Approve Named Executive Officer Compensation. You will be asked for an advisory vote to approve named executive officer compensation.
4)	Other Business. We will also transact any other business that is properly raised at the meeting.
We cordially invite all stockholders to attend the annual meeting in person. If you were a stockholder as of the close of business on March 12, 2018, you are entitled to vote at the annual meeting. A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in San Jose for at least ten days prior to the meeting for any purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Enrique Rodriguez, President & CEO
Dated: March 20, 2018
San Jose, California

YOUR VOTE IS IMPORTANT
We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials” to our stockholders of record instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy of our proxy materials may be found in the notice you received.
Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the Internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting Information

Time and Date:	9:00 a.m., local time, on Wednesday, May 9, 2018
Place:	Offices located at 2160 Gold Street, San Jose, California 95002
Record Date:	March 12, 2018
Voting:	Stockholders as of the record date are entitled to vote.

You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.

See the voting instructions for Internet and telephone voting in the Notice of Availability or in the materials sent to you for more information.
Attending the Annual Meeting:	In Person: The meeting starts at 9:00 a.m. local time. You will be required to present proof of identification and stock ownership in order to attend the meeting.
You do not need to attend the annual meeting to vote if you have submitted your proxy or otherwise voted your shares in advance of the meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 8 directors	For each director nominee	8
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018	For	14
Advisory resolution on named executive officer compensation	For	16

Corporate Governance Highlights

Governance Matter	Summary Highlights	Page Reference (for more detail)
Board Independence	Independent nominees: 7 out of 8 Independent chairman: James E. Meyer Independent Board committees: All	17
Director Elections	Frequency: Annual Voting standard for uncontested elections: Majority of votes cast	13
Meeting Attendance	All directors attended at least 75% of the total number of meetings of our Board of Directors and committees on which the director served in 2017	18

PROXY STATEMENT SUMMARY

Evaluating and Improving Board Performance	Board evaluations: Annual Committee evaluations: Annual		20
Aligning Director and Stockholder Interests	Director stock ownership guidelines: Yes Director equity grants: Yes Director compensation limits: Yes		58, 81
Stockholder Engagement and Executive and Director Compensation Changes	We are committed to ensuring our executive compensation program is effective in aligning our executive pay with our performance and our stockholders’ interests. We engage with our stockholders on our executive compensation program and corporate governance and our compensation program includes the following highlights:		34
	•	Our 2017 executive pay positioning philosophy targets overall target compensation at the 50th percentile of peer data;
	•	Maintained the threshold level of corporate performance goals necessary for our named executive officers to earn any annual performance bonus in 2017 at 90% (increased from 75% in 2016);
	•	Maintained our Chief Executive Officer ("CEO") stock ownership guideline in 2017 at 6x annual base salary (increased from 5x annual base salary in 2016);
•
Designed the vesting of our annual long-term performance awards granted in 2017 to be measured over a three-year performance period based entirely upon the achievement of a relative total stockholder return (“TSR”) metric and determined that performance awards would make up 50% of the 2017 annual long-term awards (an increase from 40% in 2016), and modified the threshold and maximum percentile achievement goals to approximate peer practices;

	•	Clarified measures and goals for all incentive plans in the proxy statement (beginning in 2015) to show rigor of short-term and long-term incentive targets;
	•	Adopted a clawback policy beginning in 2015;
	•	Eliminated the discretionary incentive elements from our senior executive bonus plan beginning in 2015; and
	•	Modified our peer group in 2017 to ensure it consists of companies whose revenues and business focus are similar to ours and appropriate for pay positioning purposes.

PROXY STATEMENT SUMMARY

Director Compensation Changes	We are committed to ensuring our compensation program for the non-employee members of our Board of Directors is effective in aligning pay with market metrics and is our stockholder’s interests. We have made the following key changes for our director compensation program:	80
•
Eliminated the automatic initial restricted stock grant under our non-employee director compensation program that previously had a market value equal to $440,000 on the grant date, beginning with any non-employee directors joining our Board of Directors after October 2015; and

•
Added a $700,000 limitation on the total annual compensation that may be paid or granted to any non-employee director for service on our Board of Directors, which was approved by our stockholders in April 2016.

PROXY STATEMENT

TIVO CORPORATION
2160 Gold Street
San Jose, California 95002
PROXY STATEMENT
For the
Annual Meeting of Stockholders
To be held on May 9, 2018

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The Board of Directors (sometimes referred to as the “Board”) of TiVo Corporation (sometimes referred to as the “company” or “TiVo”) is soliciting your proxy for our 2018 annual meeting of stockholders (the “annual meeting” or “meeting”). The annual meeting will be held at our office located at 2160 Gold Street, San Jose, California 95002 on May 9, 2018, beginning at 9:00 a.m., local time. Our telephone number is (408) 519-9100. We are first distributing this proxy statement and voting instructions on or about March 20, 2018.
This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.
Why did I receive a notice regarding the availability of proxy materials on the Internet?

Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the “Notice of Availability.” The Notice of Availability provides instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission (“SEC”). We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.
We intend to mail the Notice of Availability on or about March 20, 2018 to all stockholders of record entitled to vote at the annual meeting.
What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will be available to discuss our performance and respond to questions from stockholders.
Who can vote at the annual meeting?

The Board of Directors set March 12, 2018 as the record date for the annual meeting. If you owned our common stock at the close of business on March 12, 2018, you may attend and vote at the annual meeting. You are entitled to one vote for each share of common stock that you held on the record date for all matters to be voted on at the annual meeting. As of the

PROXY STATEMENT

record date, 122,966,444 shares of common stock, representing the same number of votes, were outstanding.
What is the quorum requirement for the annual meeting?
A majority of our outstanding shares as of the record date must be present in person or represented by proxy at the meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the annual meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present in person or represented by proxy at the annual meeting.
How do I vote my shares without attending the annual meeting?

You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker. Voting instructions for Internet and telephone voting can be found in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 8, 2018.
Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to attend the meeting in person, please bring proof of identification to the meeting. If you hold your shares in street name, your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you bring an account statement and a letter of authorization from the broker that holds your shares to the meeting.
How can I change my vote after I return my proxy?

You may revoke your proxy (including any Internet or telephone vote) and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it. Only the latest validly executed proxy that you submit will be counted.
What proposals are scheduled to be voted on at the annual meeting?

The following proposals are scheduled for a vote at the annual meeting:

•	Proposal No. 1: the election of each of the named nominees for director;

•	Proposal No. 2: the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

•	Proposal No. 3: the advisory vote to approve named executive officer compensation.

PROXY STATEMENT

Will there be any other matters considered at the annual meeting?
We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.

What vote is required for each proposal?

Election of Directors. You may vote “FOR” or “AGAINST” a nominee for our Board of Directors or “ABSTAIN” from voting as to a nominee. Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Therefore, in an uncontested election, each nominee who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. In a contested election, however, directors are instead elected by a plurality of the votes cast, meaning that the eight nominees receiving the most votes would be elected. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this proposal.
Ratification of Independent Registered Public Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm. The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes, if any, will not have any effect on the outcome of this proposal.
Advisory Vote to Approve Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding advisory vote on named executive officer compensation. The affirmative vote of the majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting will be required for approval of this non-binding advisory vote. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal. While the results of this advisory vote are non-binding, our compensation committee will consider the outcome of the vote in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for named executive officers.
All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

PROXY STATEMENT

What are the recommendations of the Board of Directors?

The recommendation of our Board of Directors is set forth together with the description of each proposal in this proxy statement. In summary, our Board of Directors recommends a vote FOR the election of each of the named nominees for director, FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018. With respect to the advisory votes, our Board of Directors recommends a vote FOR the compensation of our named executive officers.
Where can I find the voting results?

The preliminary voting results will be announced at the meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

A NOTE REGARDING OUR PROXY STATEMENT
The company was incorporated in Delaware on April 28, 2016 in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 28, 2016, by and among TiVo, Rovi Corporation (“Rovi”), TiVo Inc. (now known as TiVo Solutions Inc.) (“TiVo Inc.”), Nova Acquisition Sub, Inc. and Titan Acquisition Sub, Inc. On September 7, 2016 (the “TiVo Acquisition Date”), the parties consummated the transactions whereby Nova Acquisition Sub, Inc. was merged with and into Rovi, and Titan Acquisition Sub, Inc. was merged with and into TiVo Inc., with each of Rovi and TiVo Inc. surviving their respective mergers as wholly owned subsidiaries of the company (collectively, the “TiVo Acquisition”).
Please note that unless indicated otherwise, the discussions in “Executive Compensation” and “Non-Employee Director Compensation” reflect the disclosures of Rovi, and with respect to the period following the TiVo Acquisition Date, TiVo, as the successor registrant to Rovi, and with respect to certain disclosures in “Non-Employee Director Compensation,” TiVo Inc., for previous fiscal year(s). These disclosures, which include descriptions of the practices and policies for each of Rovi (and TiVo, as the successor registrant to Rovi) and TiVo Inc., are provided for your information to the extent they relate to the company’s current executives and Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight members, a majority of whom are “independent” under applicable rules of the SEC. Our Bylaws provide that our Board of Directors shall have not less than five members, with the exact number of directors to be fixed from time to time by the Board of Directors.
The corporate governance and nominating committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the company’s business. To that end, the committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the corporate governance and nominating committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to recommend that person as a nominee. Each corporate governance and nominating committee member may have a variety of reasons, however, for believing that a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members. Each of the nominees listed below is currently a director of the company who was previously elected by the stockholders, except for Mr. Rodriguez. On November 13, 2017, Mr. Rodriguez was appointed to the Board of Directors in connection with his appointment as President and Chief Executive Officer.
Based on the above criteria, our corporate governance and nominating committee has recommended the eight individuals listed below to stand for election at the annual meeting of stockholders this year and our Board of Directors has approved the nomination of these eight directors to stand for election. Each director will be elected to serve until the next annual meeting of stockholders, or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Each nominee for director below has consented to be named in this proxy statement and has agreed to serve as a director if elected by the stockholders. If any nominee named in this proxy statement should become unable to serve or for good cause will not serve as a director prior to the meeting, our Board of Directors may designate a substitute nominee to fill the vacancy and proxies will be voted for that substitute nominee. If any such substitute nominee(s) are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominee(s) as required by the rules of the SEC.
There are no family relationships among our executive officers, directors and nominees for director.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Director
You are being asked to vote on the eight director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these eight nominees. All of our nominees for director are current members of our Board of Directors.

Name of Director Nominee	Age	Director Since*	Position
Enrique Rodriguez	55	2017	Director; President and Chief Executive Officer
James E. Meyer	63	1997	Chairman of the Board; Independent Director
Alan L. Earhart	74	2008	Independent Director
Eddy W. Hartenstein	67	2015	Independent Director
Jeffrey T. Hinson	63	2007	Independent Director
Daniel Moloney	58	2013	Independent Director
Raghavendra Rau	68	2015	Independent Director
Glenn W. Welling	47	2015	Independent Director

*The “Director Since” column above denotes the year in which such member joined as a director of TiVo Corporation or one of its subsidiaries, Rovi, TiVo Inc., Rovi Solutions Corporation (formerly Macrovision Corporation) or Rovi Guides, Inc. (formerly Gemstar-TV Guide International, Inc. (“Gemstar”)).

Enrique Rodriguez

• Mr. Rodriguez has served as our President and Chief Executive Officer and a member of our Board of Directors since November 2017.
• Mr. Rodriguez was Executive Vice President, and Chief Technical Officer of AT&T Inc., a telecommunications company, from August 2015 to November 2017.
• From January 2013 to July 2015, Mr. Rodriguez served as Executive Vice President, Operations and Products of Sirius XM Radio, a broadcasting company.
• Prior to joining SiriusXM Radio, Mr. Rodriguez was the Senior Vice President and General Manager of Cisco Systems’ Service Provider Video Technology Group.
• Mr. Rodriguez also held various executive positions at Microsoft from 2003 to 2010, including Corporate Vice President for the TV Division and as Vice President of Xbox Partnerships.
• Prior to joining Microsoft, Mr. Rodriguez spent over 20 years at Thomson/RCA in a variety of engineering and executive roles where he was awarded over 25 U.S. patents and international derivatives.

Qualifications: Mr. Rodriguez holds a B.S. in electrical engineering from Mexico’s Instituto Tecnológico de Monterrey. We believe Mr. Rodriguez is qualified to sit on our Board of Directors as he is our President and Chief Executive Officer.

Age: 55
Director since: 2017

PROPOSAL 1: ELECTION OF DIRECTORS

James E. Meyer

• Mr. Meyer has served as our Chairman of the Board since July 2015 and a member of our Board since May 2008.
• Mr. Meyer has served as Chief Executive Officer of Sirius XM Radio since December 2012.
• Mr. Meyer served as President of Sirius Satellite Radio from April 2004 to December 2012.
• From 1997 to 2002, Mr. Meyer served in various capacities at Thomson.
• Mr. Meyer served as a member of the Board of Directors of Gemstar from 1997 until May 2008.

Qualifications: Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University. Mr. Meyer currently serves on the boards of directors of SiriusXM and Pandora Media, Inc. With his years of managerial experience, both at Sirius and Thomson, we believe Mr. Meyer brings to our Board of Directors demonstrated management ability at senior levels and critical industry, technology and operational insights.

Age: 63
Director since: 1997

Alan L. Earhart

• Mr. Earhart retired as partner of PricewaterhouseCoopers LLP, an accounting and consulting firm, in 2001. At the time of his retirement, he served as Managing Partner for PricewaterhouseCoopers’ Silicon Valley office.
• From 1970 to 2001, Mr. Earhart held a

Qualifications: Mr. Earhart holds a B.S. in accounting from the University of Oregon. From his experience as a partner at a major accounting firm, we believe Mr. Earhart has extensive knowledge of accounting issues and valuable experience dealing with accounting principles and financial reporting variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP.
rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly-reporting companies, as well as technology industry insight.

Age: 74
Director since: 2008

PROPOSAL 1: ELECTION OF DIRECTORS

Eddy W. Hartenstein

• Mr. Hartenstein served as President and Chief Executive Officer of the Tribune Company, a multimedia, publishing, digital media and broadcasting company, from May 2011 to January 2013.
• Mr. Hartenstein was also publisher and Chief Executive Officer of the Los Angeles Times from August 2008 to August 2014.
• Previously, Mr. Hartenstein served as President of DIRECTV, Inc., a television service provider, from its inception in 1990 through 2001 and then as its Chairman and Chief Executive Officer from 2001 to 2003, when News Corporation purchased a controlling interest in the company. He continued as Vice Chairman of The DIRECTV Group until 2004.
• Mr. Hartenstein was inducted into the Consumer Electronics Association Hall of Fame in 2008, the Broadcasting and Cable Hall of Fame in 2002 and the National Academy of Engineering in 2001, and received an Emmy® from the National Academy of Television Arts and Sciences for lifetime achievement in 2007.

Qualifications: Mr. Hartenstein holds a B.S. in aerospace engineering, a B.S. in mathematics and an honorary Doctor of Science from California State Polytechnic University, Pomona, and an M.S. in applied mechanics from the California Institute of Technology. Mr. Hartenstein currently serves as the lead independent director of Sirius XM Radio Inc. and as a director of Broadcom Corporation, an analog and digital semiconductor connectivity solutions company, City of Hope, a private, not-for-profit clinical research center, hospital and medical school, and tronc, Inc., formerly Tribune Publishing. We believe, Mr. Hartenstein’s experience in the media and service provider industries, senior leadership, as well as his previous operational experience, including serving as the chief executive officer, of large, complex, publicly-held companies brings technological and industry expertise to our Board of Directors.
Age: 67
Director since: 2015

Jeffrey T. Hinson

• Mr. Hinson has served as President of YouPlus Media L.L.C., a web and mobile application development company, since June 2009.
• From July 2007 to July 2009, Mr. Hinson served as Chief Executive Officer of Border Media Partners.
• Mr. Hinson was an independent Financial Consultant from January 2006 to June 2007.
• From March 2004 to June 2005, Mr. Hinson served as Executive Vice President and Chief Financial Officer of Univision Communications, a Spanish language media company.
• Previously, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004, and later, as a consultant to Univision Communications, from June 2005 to December 2005.

Qualifications: Mr. Hinson holds a BBA from the University of Texas at Austin and an MBA from the University of Texas Business School. Mr. Hinson currently serves as a member of the board of directors, and was Chairman from May 2013 to May 2017, of Windstream Corporation, a provider of voice and data network communications, and as a director of Live Nation Entertainment, Inc., a global entertainment company, where he has been chair of the Audit Committee since 2005. Mr. Hinson has extensive financial and accounting experience that will provide valuable insight to our Board of Directors.

Age: 63
Director since: 2007

PROPOSAL 1: ELECTION OF DIRECTORS

Daniel Moloney

• Mr. Moloney has served as Executive Partner of Siris Capital Group, LLC, a technology/telecom focused private equity company, since November 2013.
• Mr. Moloney served as President of Motorola Mobility, Inc., a consumer electronics and telecommunications company, from September 2010 until June 2012.
• From April 2010 to August 2010, Mr. Moloney served President and Chief Executive Officer of Technitrol, Inc.
• Mr. Moloney served as Executive Vice President and President, Home and Networks Mobility of Motorola, Inc. from April 2007 until March 2010.
• From June 2002 to March 2007, Mr. Moloney served as Executive Vice President and President, Connected Home Solutions of Motorola, Inc.

Qualifications: Mr. Moloney holds a bachelor’s degree in engineering from the University of Michigan and an MBA from the University of Chicago. Mr. Moloney currently serves on the boards of directors of Stratus Technologies and Digital River. He also serves on the board of The Cable Center, an industry non-profit company. We believe Mr. Moloney’s nearly 30 years of experience in providing leading technology to the cable industry will provide unique contributions to our Board of Directors.

Age: 58
Director since: 2013

Raghavendra Rau

• Mr. Rau served as Chief Executive Officer of SeaChange International Inc., a video software technology company, from November 2011 to October 2014 and was a member of its board from July 2010 until October 2014.
• Mr. Rau has held a number of senior leadership positions with Motorola Inc. from 1992 to 2008, including Senior Vice President of Strategy and Business Development of the Networks & Enterprise business, Senior Vice President of the Mobile TV Solutions business, and Corporate Vice President of Marketing and Professional Services.

Qualifications: Mr. Rau holds a bachelor's degree in engineering from the National Institute of Technology (Surathkal, India) and an MBA from the Indian Institute of Management (Ahmedabad). Mr. Rau served on the board of Aviat Networks, a wireless networking company, from November 2010 to January 2015, and on the board of Microtune, Inc., a silicon and subsystems company from May 2010 to December 2010. We believe Mr. Rau brings extensive prior experience in the service provider industry, senior leadership experience including serving as a chief executive officer and valuable experience in the implementation of corporate strategy to the Board of Directors.

Age: 68
Director since: 2015

PROPOSAL 1: ELECTION OF DIRECTORS

Glenn W. Welling

• Mr. Welling has been the Chief Investment Officer and Principal of Engaged Capital, LLC since its founding in 2012.
• Prior to founding Engaged Capital, Mr. Welling was a principal and managing director of research at Relational Investors, LLC, which he joined in July 2008 and was responsible for the research in the equity fund's consumer, healthcare and utility group.
• From February 2002 to May 2008, Mr. Welling was a Managing Director of Credit Suisse Group AG, where he also served as the Head of the Investment Banking Department’s Advisory Business.

Qualifications: Mr. Welling holds a B.S. in economics from the University of Pennsylvania. Mr. Welling has been a member of the board of directors of Jamba, Inc., a leading restaurant retailer of better-for-you food and beverage offerings, since January 2015, and a member of the board of Hain Celestial, a natural and organic food company since September 2017. We believe Mr. Welling brings extensive financial expertise to our Board of Directors.

Age: 47
Director since: 2015

Required Vote and Board Recommendation

Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Therefore, each nominee who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. You may vote “for” a nominee for our Board of Directors, you may vote “against” a nominee, or you may “abstain” from voting as to a nominee. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. If a nominee receives a greater number of votes “against” his or her election than votes “for” such nominee, such nominee shall offer to tender his or her resignation to the Board in accordance with our Bylaws. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2018. You are being asked to ratify this selection. In the event that the stockholders do not approve the selection of Ernst & Young, our audit committee will reconsider the appointment of the independent registered public accounting firm. Our audit committee has the authority to change our independent registered public accounting firm at any time, even if the stockholders ratify the selection of Ernst & Young.
Ernst & Young, who performed our audit services for fiscal year 2017, including an examination of the consolidated financial statements and services related to filings with the SEC, has served as our independent registered public accounting firm since June 5, 2008. Ernst & Young performed all of its services in 2017 at customary rates and terms. The audit report of Ernst & Young on the consolidated financial statements of the company and subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
We expect that one or more representatives of Ernst & Young will be present in person or by telephone at the meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions from the stockholders present at the meeting.
Principal Independent Registered Public Accounting Firm Fees and Services
The following table presents fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for 2017 and 2016, and fees billed for other services rendered by Ernst & Young during 2017 and 2016.

Type of Fees	Fees for Fiscal 2017	Fees for Fiscal 2016
Audit Fees (1)	$3,123,696	$2,960,407
Audit-Related Fees (2)	—	423,899
Tax Fees (3)	339,025	359,599
All Other Fees (4)	88,700	2,000
Total Fees	$3,551,421	$3,745,905

(1)
Audit Fees consist of fees for: professional services rendered for the audit of our consolidated financial statements included in our annual report and the review of our interim financial statements included in our quarterly reports; statutory audits of our subsidiaries; services provided in connection with the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; and services that are normally provided by Ernst & Young in connection with regulatory filings or engagements.

(2)	Audit-Related Fees in 2016 consist of fees paid in connection with the due diligence services related to the acquisition of TiVo Inc.

(3)	Tax Fees consist of fees for tax compliance and tax advice.

(4)	Other fees in 2017 consist of fees paid in connection with a review of our Audience Management Platform’s processes and fees paid for the Ernst & Young online accounting

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

research tool. Other fees in 2016 consist of fees paid for the Ernst & Young online accounting research tool.
All the fees described above were approved by our audit committee.
The audit committee must pre-approve, except as provided below, all audit related services and non-audit services provided by our independent registered public accounting firm. However, until the Board of Directors amended our audit committee charter on February 22, 2018, for de minimus audit related services or permitted non-audit services, the audit committee was permitted to approve such services after the fact if the following conditions were met:

•	the aggregate amount of all such services provided constituted no more than 5% of the total amount of fees paid by us to our accounting firm during the fiscal year in which the services were provided;

•	such services were not recognized by us at the time of engagement as being audit related or non-audit related services; and

•	such services were promptly brought to the attention of the audit committee and approved by the audit committee prior to completion of the annual audit.
In making its recommendation to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2018, the audit committee has determined that all such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and during 2017, were pre-approved by the audit committee in accordance with the audit committee pre-approval policy that is attached as an exhibit to our audit committee charter. A copy of our audit committee charter and the pre-approval policy attached as Exhibit A to our audit committee charter are available in the investor relations section of our website at www.tivo.com.
The audit committee has determined the services provided by Ernst & Young are compatible with maintaining the independence of Ernst & Young.
Required Vote and Board Recommendation
Stockholder ratification of our selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes, if any, will not have any effect on the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At our 2017 Annual Meeting of Stockholders, the stockholders indicated their preference that the company solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. We have adopted a policy that is consistent with that preference. In accordance with that policy and as required pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
Our compensation committee, which is responsible for designing and administering the company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of the company’s stockholders. Further, we have established highly performance-oriented equity compensation for our new CEO, Mr. Rodriguez, that is strongly aligned with total stockholder return and stock price appreciation. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” contained in this proxy statement for additional details on the company’s executive compensation, including the company’s compensation philosophy and objectives, as well as the reasons and processes for how our compensation committee determined the structure and amounts of the 2017 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to such tables.”
Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
The results of this advisory vote are not binding upon the company. However, our compensation committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

INFORMATION ABOUT OUR BOARD OF DIRECTORS
Board Leadership Structure and Risk Oversight
Board Leadership Structure. We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the company and its stockholders. Our Chairman of the Board of Directors, is “independent” and presides at all executive sessions of “non-management” directors.
Risk Oversight. The Board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, information security, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The company’s compensation committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks, including as such financial risks maybe impacted by operational, legal and regulatory, and information security risks. The corporate governance and nominating committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports at the Board of Directors meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
The company has a formal compliance program, which includes a risk management committee comprised of key operational, financial, legal, and information technology personnel who regularly assess risks to the company, including through annual enterprise risk assessments. In addition to the company’s formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the company. As a result, the Board of Directors (and its committees) periodically asks the company’s executives to discuss the most likely sources of material future risks and how the company is addressing any significant potential vulnerability.
Independence of Directors
As required by the NASDAQ listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other

INFORMATION ABOUT OUR BOARD OF DIRECTORS

laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and the company, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that each of the company’s directors who served on the Board of Directors in 2017 and all current nominees for the Board of Directors, are independent directors, except Mr. Rodriguez, the company’s President and Chief Executive Officer and Mr. Carson, the company’s former President and Chief Executive Officer, who are not an independent directors by virtue of their employment with the company.
Meetings of the Board and Committees
As of March 12, 2018, our Board of Directors and committees were comprised as follows:

Name	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee
Enrique Rodriguez	•
Alan L. Earhart	•	Chair		•
Eddy W. Hartenstein	•		•		•
Jeffrey T. Hinson	•	•
James E. Meyer	Chair			Chair
Daniel Moloney	•		•		•
Raghavendra Rau	•	•		•	Chair
Glenn W. Welling	•		Chair		•
Total # of Meetings in 2017	13	5	11	1	3
Total # of Actions by Written Consent in 2017	10	1	6	1	--

N. Steven Lucas served on our Board of Directors, and as a member of each of the audit, compensation and strategy committee until April 26, 2017. Mr. Carson served as a member of the Board of Directors until November 13, 2017.
Each of our directors other than Mr. Rodriguez and Mr. Carson (during the time in which he served on our Board of Directors) meets the standard of independence required by SEC Rules and Regulations and listing standards of NASDAQ. All members of our Audit Committee, at all times during which they served on such Committee, are “independent” as required by NASDAQ Rule 5605(c)(2)(A). All members of our Compensation Committee, at all times during which they served on such Committee, are “independent” as required by NASDAQ Rule 5605(d)(2)(A).
Board of Directors
Each director who served on the Board during 2017 attended, for the portion of the year in which they served, at least 75% of the aggregate of: (i) the total number of meetings of our Board of Directors that were held in 2017 and (ii) the total number of all meetings of the committees of our Board of Directors on which he or she served. As part of each regularly

INFORMATION ABOUT OUR BOARD OF DIRECTORS

scheduled Board meeting, the independent members of our Board of Directors hold a separate meeting that non-independent directors and other members of management do not attend. Although we do not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of stockholders, we encourage directors to attend. Last year, all of the members of our Board of Directors then serving attended the annual meeting in person or by teleconference.
Our Board of Directors has an audit committee, a compensation committee and a corporate governance and nominating committee. Our Board of Directors has adopted charters governing the duties and responsibilities of each of these committees and a copy of each such charter is available in the investor relations section on our website at www.tivo.com. We also formed a strategy committee of the Board of Directors in 2015.
Audit Committee
The principal function of the audit committee is to assist our Board of Directors in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management and our independent registered public accounting firm; is responsible for the appointment, compensation and monitoring of the work of our independent registered public accounting firm; reviews and evaluates the qualifications, independence and performance of our independent registered public accounting firm; monitors our compliance with legal and regulatory requirements; monitors the performance of our internal audit function; and facilitates communication among our independent registered public accounting firm, our financial and senior management and our Board of Directors. Directors Earhart and Hinson are “Audit Committee Financial Experts” as defined by SEC Rules and Regulations and also meet NASDAQ’s professional experience requirements.
From January 1, 2017 to April 26, 2017, the audit committee was comprised of Messrs. Earhart, Lucas and Hinson. Since April 26, 2017, the audit committee membership is as shown in the chart above.
Compensation Committee
The principal functions of the compensation committee are to review and approve our incentive compensation programs for all executive-level direct reports of the Chief Executive Officer and review and recommend the annual compensation for the Chief Executive Officer to the Board of Directors for approval. The compensation committee reviews and approves all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for our executive-level officers (other than our Chief Executive Officer), and authorizes all awards to our executive-level officers under those programs. The compensation committee also approves any employment severance or termination arrangement with any executive-level officer (other than our Chief Executive Officer). All decisions regarding the compensation of our Chief Executive Officer are reviewed by the compensation committee, which then recommends such compensation to the full Board of Directors for approval. The Chief Executive Officer abstains from voting on approval of his own compensation and such approval is made by the remaining members of the Board of Directors, all of whom are “independent” under applicable rules of the SEC.
The compensation committee meets with our Chief Executive Officer and other internal personnel responsible for compensation analysis for the company prior to the beginning of each

INFORMATION ABOUT OUR BOARD OF DIRECTORS

fiscal year to plan, and meets several times during the first quarter of each year to discuss, the incentive compensation programs to be effective for that fiscal year. The agenda for each compensation committee meeting is determined by the chairman of our compensation committee. The compensation committee may delegate to subcommittees any power and authority of the compensation committee, and such subcommittees have the sole authority to assist the compensation committee in carrying out its responsibilities, including the sole authority to approve any consultant fees.
From January 1, 2017 to April 26, 2017, the compensation committee was comprised of Messrs. Meyer, Lucas and Welling. Since April 26, 2017, the compensation committee membership is as shown in the chart above.
Corporate Governance and Nominating Committee

The principal functions of the corporate governance and nominating committee are to advise and make recommendations to our Board of Directors on matters concerning corporate governance, review potential or actual conflicts of interest involving members of our Board of Directors, help identify, evaluate and recruit candidates to fill vacancies on our Board of Directors, identify the nominees for election to our Board of Directors at the annual meeting of stockholders and oversee the annual evaluation of members of and performance of our Board of Directors and Board committees.
For the entirety of 2017, the corporate governance and nominating committee membership was as shown in the chart above.
Strategy Committee

The principal functions of the strategy committee are to (a) review the company’s cost structure; (b) analyze and evaluate capital allocation options; (c) review the strategy and operations of the company, including but not limited to, assisting management with the review and evaluation of potential strategic acquisitions; and (d) to advise and make recommendations to the Board on: any changes to the company’s cost structure, uses of the company’s capital and/or potential changes to the company’s long-term strategy. In conducting such process, the strategy committee assists the Board in carrying out its oversight responsibilities relating to cost reductions, capital allocation and the development and implementation of the company’s long-term strategy.
From January 1, 2017 to April 26, 2017, the strategy committee was comprised of Messrs. Hartenstein, Lucas, Moloney, Rau and Welling. Since April 26, 2017, the strategy committee membership is as shown in the chart above.
Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee during 2017 had any interlocking relationship as defined by the SEC.
Corporate Governance Materials

Code of Conduct. We adopted our Code of Personal and Business Conduct and Ethics (the “Code of Conduct”) as required by applicable securities laws, rules of the SEC and the listing standards of the NASDAQ. The Code of Conduct applies to all of our directors and employees, including the principal executive officer, principal financial officer and principal accounting

INFORMATION ABOUT OUR BOARD OF DIRECTORS

officer. A copy of our current Code of Conduct is available in the investor relations section of our website at www.tivo.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including implicit waiver, from a provision of the Code of Conduct to our principal executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website at www.tivo.com or in a Current Report on Form 8-K filed with the SEC.
Corporate Governance Guidelines. In November 2016, we adopted amended Corporate Governance Guidelines to assist the Board in following corporate practices that serve the best interest of the company and its stockholders. From time to time, we may further amend such Corporate Governance Guidelines as we believe appropriate and in the best interest of the company and its stockholders. Our currently effective Corporate Governance Guidelines are available in the investor relations section of our website at www.tivo.com.
Director Nomination Process

Director Qualifications
The corporate governance and nominating committee reviews, evaluates and proposes prospective candidates for our Board of Directors. Each member of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the corporate governance and nominating committee considers a variety of factors, including the appropriate size of the Board of Directors, our needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of our business and industry, familiarity with national and international business matters, strategic thinking and willingness to share ideas, network of contacts, experience with accounting rules and practices, and diversity of professional expertise and experience beneficial to the achievement of our strategic goals. The corporate governance and nominating committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The corporate governance and nominating committee understands that it is necessary for at least one, and preferably for several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the listing standards of NASDAQ.
Identifying Nominees
In February 2018, our Board of Directors approved amendments to the company’s corporate governance and nominating committee charter to emphasize the Board’s commitment to diversity and inclusiveness in its Board membership. The corporate governance and nominating committee seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of viewpoints, skills and experience with respect to management and leadership, vision and strategy, business operations, business judgment, industry knowledge, accounting and finance, legal and intellectual property, corporate governance and global markets. Accordingly, in performing its responsibilities to review director candidates and recommend candidates to the Board for election, the Committee will: (i) ensure that candidates with a diversity of gender, race and ethnicity are included in each pool of candidates from which Board nominees are chosen; and (ii) seek diverse candidates by ensuring director searches include nominees from both non-executive corporate positions and non-traditional environments.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

The corporate governance and nominating committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications and diversity considerations discussed above. The corporate governance and nominating committee may identify potential nominees based upon suggestions by non-employee members of the Board of Directors, senior level executives, individuals personally known to the members of the Board of Directors, third-party search firms and/or stockholders, and evaluate those persons on its own. The corporate governance and nominating committee does not evaluate proposed nominees differently depending upon who has made the proposal.
Stockholder Nominations
In identifying nominees for our Board of Directors, the corporate governance and nominating committee will consider any stockholder recommendations for candidates to serve on the Board of Directors. If a stockholder wishes to nominate a candidate to serve on our Board of Directors, the stockholder should follow the procedures as set forth in our bylaws. Any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to serve as a director and evidence of the nominating stockholder’s ownership of our stock. If a stockholder wishes to suggest a candidate for consideration by the corporate governance and nominating committee, the stockholder should provide comparable information to the corporate governance and nominating committee with a request that the committee consider the candidate for nomination. To assure time for meaningful consideration by the corporate governance and nominating committee, any such notice should be sent to TiVo Corporation, Attention: General Counsel & Corporate Secretary, 2160 Gold Street, San Jose, California 95002 on or before the date on which stockholder proposals to be included in the proxy statement for a given stockholder meeting must be received by us as discussed under “Stockholder Proposals for the 2019 Annual Meeting” on page 85.
Communications with the Board
Stockholders may send communications to the Board of Directors or individual members of the Board by submitting one or more letters in sealed envelopes labeled with the names of the desired recipients. Any such letters should be placed in a larger envelope and mailed to TiVo Corporation, Attention: TiVo Corporation, Attention: General Counsel & Corporate Secretary, 2160 Gold Street, San Jose, California 95002. The Corporate Secretary will forward the sealed envelopes to the designated recipient. Comments or complaints relating to accounting or auditing matters may be submitted directly to the chair of the audit committee through the same address listed above.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT
The material in this audit committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The audit committee reports to the Board of Directors and is responsible for overseeing and monitoring the accounting functions and effectiveness of internal control over financial reporting of the company, its subsidiaries and affiliates and ensuring the objectivity of the company’s financial statements. The Board of Directors, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards.
Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (the “United States”). The company’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee discussed with the company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the company’s internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s system of internal control and the overall quality of the company’s financial reporting. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.
In discharging its oversight responsibility, the audit committee has met and held discussions with management and with Ernst & Young, the company’s independent registered public accounting firm for 2017. Management represented to the audit committee that the company’s audited consolidated balance sheets at December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017 were prepared in accordance with generally accepted accounting principles in the United States. The audit committee has read and discussed the consolidated financial statements with management and with Ernst & Young. The audit committee also discussed with Ernst & Young those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.
The audit committee also received from Ernst & Young the written disclosures and the letter regarding Ernst & Young’s communications with the audit committee concerning independence as required by the applicable requirements of Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” which in September 2008 superseded Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The audit committee also discussed with Ernst & Young any relationships between the company and the independent registered public accounting firm that may impact Ernst & Young’s independence.
The audit committee reviewed the report of management contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the

AUDIT COMMITTEE REPORT

company’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal 2018.
Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the Board, and the Board approved, that the company’s audited consolidated balance sheets at December 31, 2017 and 2016, and consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017 be included in the company’s 2017 Annual Report on Form 10-K. The audit committee also approved, subject to stockholder ratification, the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2018.
Respectfully submitted,
Members of the Audit Committee

Alan L. Earhart (Chair)
Jeffrey T. Hinson
Raghavendra Rau

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of March 12, 2018, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Positions
Enrique Rodriguez	55	President and Chief Executive Officer
Dustin Finer	47	Chief Administrative and Internal Operations Officer
Peter Halt	57	Chief Financial Officer
Pamela Sergeeff	45	Executive Vice President, General Counsel and Chief Compliance Officer

For a biography of Enrique Rodriguez, please see above in “Proposal 1: Election of Directors - Nominees for Director.”
Dustin Finer. Mr. Finer has served as our Chief Administrative and Internal Operations Officer since June 2016. Mr. Finer joined the company (then Rovi) in May 2012 as Executive Vice President of Human Resources. Prior to Rovi, he served in various leadership roles at MySpace, a social networking company, including Chief of Operations and Executive Vice President from July 2010 to September 2011, and Chief People Officer from July 2009 to July 2010. Previously, Mr. Finer served as Senior Vice President of Human Resources at Fox Interactive Media from August 2008 to June 2009, and as Senior Vice President of Human Resources at Gemstar from May 2006 to May 2008. Mr. Finer holds a B.A. in Political Science from the University of California, San Diego and a J.D. from the University of the Pacific.
Peter Halt. Mr. Halt has served as our Chief Financial Officer since May 2012. Mr. Halt joined the company (then Rovi) in May 2008 in connection with the acquisition of Gemstar and served as the company’s Senior Vice President and Chief Accounting Officer from 2008 to 2012. Mr. Halt previously served as Senior Vice President, Finance and Chief Accounting Officer at Gemstar from March 2004 to May 2008. Mr. Halt holds a B.S. in Business from the University of Southern California.
Pamela Sergeeff. Ms. Sergeeff has served as our Executive Vice President and General Counsel since December 2013. Ms. Sergeeff joined the company (then Macrovision Corporation) in 2003. She has held various positions in the legal group from 2003 to 2013, including serving as Senior Vice President and Associate General Counsel from March 2011 to December 2013 and as Vice President and Associate General Counsel from July 2007 to March 2011. Ms. Sergeeff also serves as the company’s Chief Compliance Officer and Corporate Secretary. Ms. Sergeeff holds a B.A. in Economics from the University of California, Los Angeles and a J.D. from the University of California, Berkeley. Ms. Sergeeff is a member of the California State bar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how much of our common stock was beneficially owned as of March 12, 2018, by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o TiVo Corporation, 2160 Gold Street, San Jose, California 95002.
The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of March 12, 2018. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 122,966,444 shares outstanding on March 12, 2018. Certain options listed below may have exercise prices in excess of the current fair market value of our common stock.

Beneficial Owner	Shares	Options	Total	Percent of Class
Blackrock, Inc. (1)	15,870,029	--	15,870,029	12.9%
The Vanguard Group (2)	11,624,634	--	11,624,634	9.5%
Ameriprise Financial, Inc. (3)	9,501,462	--	9,501,462	7.7%
Dimensional Fund Advisors LP (4)	7,515,610	--	7,515,610	6.1%
Thomas Carson	39,710	723,039	762,749	*
Dustin Finer	43,352	110,193	153,545	*
Peter Halt	186,029	141,688	327,717	*
Enrique Rodriguez	55,974	--	55,974	*
Pamela Sergeeff	94,075	46,306	140,381	*
Pete Thompson (5)	12,817	--	12,817	*
Alan L. Earhart (6)	52,486	15,000	67,486	*
Eddy W. Hartenstein (7)	59,738	--	59,738	*
Jeffrey T. Hinson (8)	37,167	--	37,167	*
James E. Meyer (9)	88,699	15,000	103,699	*
Daniel Moloney (10)	17,087	--	17,087	*
Raghavendra Rau (11)	46,478	--	46,478	*
Glenn W. Welling (12)	2,578,642	--	2,578,642	2.1%
All executive officers and directors as a group (13 persons) (13)	3,312,254	1,051,226	4,363,480	3.5%

*    Less than one percent

(1)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Blackrock, Inc. in an amended Schedule 13G filed with the SEC on February 8, 2018. Blackrock, Inc. has sole voting power with respect to 15,585,782 shares and sole dispositive power with respect to all of the shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10022.

(2)	Based solely on, and in reliance upon, and without independent investigation of, information provided by The Vanguard Group in an amended Schedule 13G filed with the SEC on

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

February 9, 2018. The Vanguard Group has sole voting power with respect to 133,818 shares, sole dispositive power with respect to 11,481,781 shares and shared dispositive power with respect to 142,853 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Ameriprise Financial, Inc. in a Schedule 13G filed with the SEC on February 14, 2018. Ameriprise Financial, Inc. or AFI, is the parent company of Columbia Management Investment Advisors, LLC, or CMIA, (225 Franklin St., Boston, MA 02110). AFI may be deemed to beneficially own the shares reported by CMIA. The shares reported by AFI include those shares separately reported by CMIA. CMIA and AFI do not directly own any shares of Common Stock of the issuer. As the investment adviser to Columbia Seligman Communications & Information Fund, or the Fund, CMIA may be deemed to beneficially own the shares reported herein by the Fund. The address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(4)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Dimensional Fund Advisors LP in a Schedule 13G filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP has sole voting power with respect to 7,360,150 shares and sole dispositive power with respect to all of the shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)
Mr. Thompson departed from the company on October 4, 2017. Shares beneficially owned are based on a Form 4 filed with the SEC on October 3, 2017 and do not include any shares subject to the release of restricted stock awards.

(6)
Shares beneficially owned include 8,579 shares subject to the release of restricted stock awards. TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2018.

(7)
Shares beneficially owned include 8,579 shares subject to the release of restricted stock awards. TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2018.

(8)
Shares beneficially owned include 8,579 shares subject to the release of restricted stock awards. TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(9)
Shares beneficially owned include 8,579 shares subject to the release of restricted stock awards. TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2018.

(10)
Shares beneficially owned include 8,579 shares subject to the release of restricted stock awards. TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2018.

(11)
Shares beneficially owned include 8,579 shares subject to the release of restricted stock awards. TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2018.

(12)
Shares beneficially owned include direct ownership of 8,579 shares subject to the release of restricted stock awards and indirect ownership of 2,271,000 shares held by Engaged Capital Flagship Master Fund, LP and 254,000 shares held by Managed Account of Engaged Capital, LLC (together with Engaged Capital Flagship Master Fund, LP, the “Engaged Capital Funds”). TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2018. Mr. Welling is a Principal and Chief Executive Officer of Engaged Capital, LLC, which is the general partner of each of the Engaged Capital Funds, and may be deemed to have shared voting and dispositive power with respect to the shares held by or issuable to the Engaged Capital Funds. Mr. Welling disclaims beneficial ownership of all such shares held by the Engaged Capital Funds except to the extent of his proportionate pecuniary interest therein.

(13)	All executive officers and directors as a group includes all individual executive officers and directors listed in the summary compensation table.

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the company’s equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plan approved by security holders	8,255,954	$27.16 (2)	19,087,572 (3)
Equity compensation plans not approved by security holders	0	$0	0
Total	8,255,954	$27.16	19,087,572

(1)
All shares reflected in this table are issuable pursuant to the Rovi Corporation 2000 Equity Incentive Plan, the Rovi Corporation Amended 2008 Equity Incentive Plan (the “2008 EIP”) and the Rovi Corporation 2008 Employee Stock Purchase Plan (the “2008 ESPP”), as well as the TiVo Inc. Amended and Restated 1999 Equity Incentive Plan and TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan (“2008 TiVo Plan”), which were both assumed in the connection with the TiVo Acquisition.

With respect to the 2008 TiVo Plan assumed in connection with Rovi's acquisition of TiVo, Inc., there are 154,966 shares of stock to be issued upon exercise of outstanding options, with a weighted average exercise price of $20.21, and 1,794,807 shares of stock remain available for issuance under the 2008 TiVo Plan.

(2)
This reflects the weighted average exercise price for stock options granted pursuant to equity compensation plans only. Restricted stock is issued at a cost of $0.001 per share and therefore has no weighted average exercise price.

(3)	As of December 31, 2017, 5,808,070 shares remained available for future issuance under the 2008 ESPP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
In accordance with Section 16(a) of the Exchange Act and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and NASDAQ and to furnish us with copies of all of the reports they file.
To the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we believe that during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our common stock were timely met.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our compensation programs and explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers for 2017: Enrique Rodriguez, President and Chief Executive Officer; Thomas Carson, former President and Chief Executive Officer; Peter Halt, Chief Financial Officer; Dustin Finer, Chief Administrative and Internal Operations Officer; Pamela Sergeeff, Executive Vice President, General Counsel and Chief Compliance Officer; and Pete Thompson, former Executive Vice President and Chief Operating Officer.
Prior to the TiVo Acquisition, each of our named executive officers other than Mr. Rodriguez was employed by Rovi, the predecessor registrant to TiVo Corporation and the acquiring entity in the TiVo Acquisition for accounting purposes under generally accepted accounting principles in the United States. All references in this Compensation Discussion and Analysis to “us”, the “company” and “TiVo” refer to Rovi prior to the TiVo Acquisition and TiVo Corporation following the TiVo Acquisition and all references in this Compensation Discussion and Analysis to “compensation committee” refer to the compensation committee of the board of directors of Rovi prior to the TiVo Acquisition and the compensation committee of the board of directors of TiVo Corporation following the TiVo Acquisition. All references in this Compensation Discussion and Analysis to the “Chief Executive Officer” and “CEO” refer to Thomas Carson, prior to November 13, 2017, the date Mr. Carson ceased service as our Chief Executive Officer, and Enrique Rodriguez on and after November 13, 2017, the date Mr. Rodriguez commenced service with us as our Chief Executive Officer.
Executive Summary

TiVo Corporation is a global leader in media and entertainment products that power consumer entertainment experiences and enable its customers to deepen and further monetize their audience relationships. We provide a broad set of cloud-based services, embedded software solutions and intellectual property that enable people to find and enjoy online video, television programming, movies and music entertainment. Our solutions include content discovery through device embedded and cloud-based user experience ("UX"), including interactive program guides (“IPGs”), digital video recorders ("DVRs"), natural language voice and text search, cloud-based recommendations services and our extensive entertainment metadata (i.e., descriptive information, promotional images or other content that describes or relates to television shows, videos, movies, sports, music, books, games or other entertainment content).
We offer our portfolio of products as both discrete component technologies for our customers to integrate into their internally developed solutions or as part of completely integrated modular solutions. Our integrated portfolio of software and cloud-based services provide an all-in-one approach for navigating a fragmented universe of content by seamlessly combining live, recorded, video-on-demand ("VOD") and over-the-top ("OTT") (e.g., Netflix, Amazon Video, Hulu, VUDU and YouTube, among others) content into one intuitive user interface with simple universal search, discovery, viewing and recording, to create a unified viewing experience.
We also offer advanced media and advertising solutions, including viewership data, audience insights and advertising and programming promotion optimization, which enable advanced audience targeting in linear television advertising.

EXECUTIVE COMPENSATION

Our solutions are sold globally to cable, satellite and telecommunications pay TV service providers, virtual video programming distributors, content and internet companies, consumer electronics manufacturers and advertisers. In the United States, we also sell a suite of DVR and whole home media products and services directly to retail consumers.
Our products and innovations are protected by broad portfolios of licensable technology patents. These portfolios cover many aspects of content discovery, DVR, VOD and OTT experiences, multi-screen viewing, mobile device video experiences, entertainment personalization, interactive applications, data analytics solutions and advertising. We license our patent portfolios for use with linear broadcast television and, as the industry extends into new video services through internet technologies, for use with internet connected televisions, personal computers, video game consoles, media streaming and mobile devices. We believe that an ongoing marketplace transition toward mobile viewing and device proliferation present further opportunity to extend our patent licensing programs for new use cases and additional customer verticals.
We are industry pioneers having invented the IPG and the DVR. Today, we continue our strong focus on innovation with new advanced solutions for unified viewing of internet video and Pay TV, cutting edge natural language voice enabled technologies, entertainment personalization, audience management and viewership prediction solutions. Through our innovations, we have established broad industry relationships with the companies leading the next generation of digital entertainment. As industry transforms to deliver more content over the internet, we are developing complementary products, services and intellectual property to address our customers' needs.
To achieve our corporate mission, we rely on our employees. We encourage teamwork and collaboration among our employees and we demand accountability and strong results. Accordingly, we have designed our executive compensation program to provide a competitive compensation package that focuses on paying for performance, internal pay equity, retention value and comparability of compensation to peer group companies and executive pay survey data.
2017 Highlights
2017 was a year of significant achievement for our company as we made progress across all areas of our business and delivered solid financial results. Specifically, we:

•
Continued Integration Efforts following the TiVo Acquisition during the year, exiting 2017 having achieved $93 million in post-TiVo Acquisition annual run-rate synergies and revising targeted aggregate run-rate synergies to $110 million (up from the original $100 million target).

•	Entered into or renewed significant new IP licensing agreements, including agreements with AT&T, Liberty Global, Sony, Google and Altice USA.

•	Implemented further cost reductions during the year, which funded investments in organic growth initiatives and contributed to higher earnings per share.

•	Continued to expand the breadth and depth of our patent portfolio through targeted patent acquisitions and our ongoing innovation efforts.

EXECUTIVE COMPENSATION

•
Launched several successful products and released enhancements, including our innovative voice search and the New TiVo Experience, our new visually rich user interface, and our next generation operator product.

•	CEO Transition
In May 2017, Mr. Carson informed us of his intention to retire from his current positions, but agreed to remain in those positions until a successor was appointed, following which he would serve in an advisory capacity to the Board and new Chief Executive Officer to ensure a smooth transition. In keeping with our succession planning process, the Corporate Governance and Nominating Committee led a search for our new Chief Executive Officer, considering a diverse group of both internal and external candidates. Both the Board and the Corporate Governance and Nominating Committee gave high priority to hiring an executive with deep experience in the entertainment technology and media industries. After an extensive search and candidate interviews, the Corporate Governance and Nominating Committee identified Mr. Rodriguez as the best candidate with the requisite experience. The recruitment of Mr. Rodriguez was a highly competitive process due to his track record of success and experience as Executive Vice President and Chief Technical Officer of AT&T, Inc. and his decades of leadership and management experience in prior roles at Microsoft and Cisco.
In determining his transition package, the Compensation Committee considered Mr. Rodriguez’s compensation arrangement at his prior employer and the amounts that he was expected to receive in future years. The Compensation Committee also considered the company’s executive compensation program and received advice from its independent compensation consultant to design a competitive, market-based compensation package appropriate for a senior executive with Mr. Rodriguez’s skills and experience.
Mr. Rodriguez received various awards and payments in consideration of various cash compensation and equity awards at his former employer that Mr. Rodriguez was forgoing, as well as certain expenses that he was incurring, to accept our offer:

•
In consideration for the long-term incentive compensation at his former employer that he was forgoing to accept our offer, he received six separate time-based restricted stock unit awards (the “Replacement RSUs”). Because the Replacement RSUs were intended to replace his AT&T awards, the vesting dates and the percentage of the Replacement RSUs vesting on each date were structured to correspond to the AT&T awards.

•
In consideration for the long-term incentive compensation at his former employer that was scheduled to vest in early 2018 and that he was forgoing to accept our offer, he received a cash amount of $973,000.

•	In consideration for the 2017 annual incentive compensation at his former employer that he was forgoing to accept our offer, he received a cash payment of $1,225,000.

•
In consideration for deferred compensation at his former employer that he was forgoing and relocation expenses that he was incurring to accept our offer, he received a cash payment of $1,600,000. This payment is subject to repayment if Mr. Rodriguez’s employment is terminated by the company with cause or by Mr. Rodriguez without good reason, in each case within one year following his start date.

Mr. Rodriguez also received a front-loaded performance-based RSU award with a value of $7,032,000 (“Front-Loaded Performance RSU”). The Front-Loaded Performance RSU aligns with our emphasis on performance-based compensation and vests based on (i) achievement of certain average annual total stockholder return targets (15%, 22.5%, and 30%), or (ii) achievement of certain TiVo stock price targets ($28, $34, and $40), over the period between Mr.

EXECUTIVE COMPENSATION

Rodriguez’s start date and December 31, 2020. The Front-Loaded Performance RSU was intended to encourage Mr. Rodriguez to join the company and was “front-loaded” to provide him with a meaningful equity stake in the company provided that the company achieves strong total stockholder return and/or stock price performance by December 31, 2020. Because the Front-Loaded Performance RSU was granted upon hire, the compensation committee intends to make annual equity grants to Mr. Rodriguez through the end of 2020 that are less than typical annual awards, and expected to be equal to at least $1,750,000 per his employment agreement.
The compensation committee believes the transition-related portion of Mr. Rodriguez’s compensation agreement was critical to Mr. Rodriguez’s decision to accept employment with us and aligned with our goal of creating long-term stockholder value.  Mr. Rodriguez joined the company on November 13, 2017 as President and Chief Executive Officer.
Stockholder Engagement
Management and our compensation committee engage in productive conversations with many of our principal stockholders, soliciting their views on the executive compensation issues of primary interest to them. Their input has been valuable, informing our decisions designed to match compensation of our executives with the evolving nature of our business and align their compensation with the fundamental interests of investors. As we continue to focus on transforming our business, we have and we intend to continue eliciting and addressing our stockholders’ interests and concerns regarding our compensation programs, as described below.

Commitment to Responsible Executive Compensation Philosophy and Practices
The following table summarizes what we do and what we don’t do in our executive compensation practices to highlight both the responsible practices we have implemented and the practices we have avoided to best serve our stockholders’ long-term interests.

What We Do		What We Don't Do
	Pay for performance (page 38)		We don’t guarantee salary increases (page 49)
	Grant performance-based stock awards that directly align executive and stockholder interests and are based on rigorous goals over a multi-year measurement period (page 54)		We don’t provide excise tax gross-ups upon change in control of the company (page 59)
	Use a balanced mix of fixed and variable cash incentives and long-term equity (page 41)		We don't permit hedging or other forms of speculative transactions by executive officers, members of management and directors (page 59)
	Maintain rigorous stock ownership guidelines for our named executive officers and directors (page 58)	
We don’t reprice underwater stock options without stockholder approval. Despite the fact that our executives hold stock options which are underwater, we have not repriced stock options since our option exchange program over ten years ago.

	Maintain a clawback policy that applies to incentive cash and stock compensation (page 59)

EXECUTIVE COMPENSATION

	Engage with stockholders to solicit feedback on their views of our compensation practices and consider potential changes based on this input (page 35)
	Limit payments following a change in control of our company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (page 59)
	Conduct an annual assessment of compensation related risk to effectively manage our compensation related risks profile (page 63)

Compensation Committee Engagement Efforts and Actions in Connection with Say-on-Pay Vote
Our compensation committee is committed to ensuring that our executive compensation program is effective and aligned with our stockholders’ interests and concerns. Accordingly, a critical component of our compensation committee’s process has been to continue to:

•	Review emerging compensation “best practices” in the United States, with a focus toward companies of similar size;

•	Solicit advice from our compensation committee’s independent compensation consultant;

•	Gather feedback from major stockholders to gain a thorough understanding of their concerns and review proxy advisory firms’ methodology, rationale and critiques of our compensation program;

•	Discuss with major stockholders and proxy advisory firms the potential changes to the compensation program that could address their concerns, before actually implementing any changes; and

•	Solicit guidance from major stockholders and the proxy advisory firms on any emerging policy issues.
Our compensation committee has engaged with our stockholders and made fundamental changes to our compensation programs over the past several years to understand and address their concerns. Our compensation committee’s interaction directly with stockholders, proxy advisors and other experts has significantly aided in the ongoing evolution of our compensation program, and led to substantial changes in the compensation program. Stockholder support for our say-on-pay votes has increased from approximately 40% in 2014 to 84% in 2015, 92% in 2016 and 96% in 2017.
Our compensation committee considered the results of our prior say-on-pay votes, including our 2017 vote, a meaningful improvement and an indication that our stockholders acknowledged and appreciated the changes that we have made. However, the compensation committee believes that evaluating our executive compensation program in light of our changes in our business, best practices, market dynamics and stockholders’ input, is an

EXECUTIVE COMPENSATION

important ongoing process. Accordingly, the compensation committee is committed to continue its thoughtful evaluation and refinement in several areas in an effort to continuously strengthen our compensation program to serve our company and stockholder objectives.
The following chart summarizes the key actions our compensation committee has taken over the past several years as a result of our prior say-on-pay votes and our process to ensure our executive compensation program is effective and aligned with our stockholders’ interests and concerns, as described above, with special notation of the new or refined changes made for 2017:

Topic	Description of Change
Competitive Pay Positioning & Peer Group
Adjusted our competitive positioning philosophy and pay levels downward. We shifted our general long-term incentive equity positioning from the 75th percentile to the 50th percentile of peer data, resulting in overall target compensation aimed at the 50th percentile of peer data.

Better aligned our peer group with our company and continued to thoughtfully analyze alignment so that our peers are appropriate reference points. We made substantial changes to the peer group over the past several years. In 2017, we further refined the peer parameters relating to revenue size of the peer companies within our peer group to better align with our revenues and business focus.

Stock Ownership Guidelines
Increased our CEO stock ownership guideline (*2017 change*). The Board believes that executive officers should hold a significant equity interest in the company. While we have maintained a CEO stock ownership guideline since 2011, beginning in 2016, we increased the guideline from three to five times annual base salary and in 2017, we further increased the guideline from five to six times annual base salary and our other named executive officers’ stock ownership guidelines from one to three times annual base salary.  The stock ownership guidelines are intended to further align executive officers’ interests with stockholder interests. While the guidelines generally allow our named executive officers and directors five years to reach the requisite ownership levels, in December 2017, our newly hired CEO, Enrique Rodriguez, invested directly in the company’s common stock to demonstrate his alignment with our stockholders’ interests by purchasing 55,974 shares of our common stock on the open market for $999,606.

Short-Term Incentives
Enhanced the threshold of our short-term incentive goals (*2017 change*). We set our annual bonus plan targets for the corporate performance factor at rigorous levels at the beginning of each year. For 2016, we increased the threshold levels of the corporate performance factor that would be necessary to earn any bonus, from 50% to 75% achievement of each goal. For 2017, we further increased the threshold levels of the corporate performance factor that would be necessary to earn any bonus, from 75% to 90% achievement of each goal.

Eliminated discretionary provisions under our annual bonus plan and eliminated individual goals for our CEO. We eliminated the discretionary bonus component of our annual bonus plan, so that bonuses are paid under our plan only upon achievement of specified corporate and, if applicable, individual performance goals. We also eliminated all individual subjective goals for our CEO.

EXECUTIVE COMPENSATION

Long-Term Incentives
Structured a significant percentage of equity compensation as performance-based, increased performance-vesting awards and eliminated stock option grants (*2017 change*). Approximately 50% of the 2017 annual equity grants to our named executive officers consisted of performance-based awards, comprised of performance-vesting awards based on a multi-year performance goal, representing an increase from 40% in 2017, based on the grant date target value approved by our compensation committee. The entire Front-Loaded Performance RSU granted to Mr. Rodriguez consisted of a performance-based award. In 2017, we eliminated the use of stock options and structured annual equity grants to consist entirely of performance-vesting restricted stock units and time-based restricted stock units.

Eliminated use of the same or similar performance goal for our short-term and long-term incentive compensation (*2017 change*).  We structured our 2017 annual performance-vesting equity awards to vest upon the achievement of a three-year relative TSR metric of percentile ranking against the S&P 400 Software & Services Index, which is a different performance goal structure than that used in our annual bonus plan. In addition, given that the entire performance-vesting award is based on relative TSR, we changed the threshold and maximum percentile rankings for the performance-vesting equity awards to approximate peer practice (threshold from 30th percentile to 25th percentile and maximum from 90th percentile to 75th percentile).

Eliminated annual measurement component of performance-based awards and replaced with three-year measurement period. We now use a three-year measurement period for our performance-vesting equity awards, rather than one-year measurements. This change enhances the long-term objectives of the performance awards.

Disclosure Practices
Enhanced disclosure about structure and process of our performance-based equity awards, including the specific performance goals. We now provide a detailed description of the performance awards in our Compensation Discussion and Analysis, including the process and amount by which shares may vest based on the level of achievement of performance goals. We disclose actual goals for the previous year (including the threshold and maximum goals) and the corresponding vesting terms of the performance awards. We will continue to disclose the goals so that our stockholders have visibility into the rigor of our goal-setting process and our goals.

Risk Mitigation
Added a clawback policy. We adopted a clawback policy that currently authorizes the Board, beginning after February 2015, to take action to recover the incentive compensation paid to or vested by an executive officer based upon the achievement of certain financial results that were subsequently restated or corrected to the extent that the amount of such compensation would have been lower if the financial results had been properly reported. We adopted this policy proactively even though the SEC has not yet issued final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement, as a good corporate governance practice.

EXECUTIVE COMPENSATION

Commitment to Pay for Performance

Our 2017 executive compensation program is weighted towards at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders.
A significant portion of the named executive officers’ compensation is at risk and dependent upon our company’s performance and/or an increase in the market price of our company’s common stock. Approximately 71% of our current Chief Executive Officer’s total target compensation and approximately 46% of our other named executive officers’ total target compensation is at risk and dependent upon the company’s performance.
Specifically, bonuses under our annual incentive plan for our senior executives (including the named executive officers) are contingent on the achievement of two key corporate performance goals and, in some cases, individual performance. Additionally, we granted a meaningful portion (50% in 2017, an increase from 2016) of 2017 annual equity awards (granted in July 2017) to our named executive officers consisting of awards that vest only if certain pre-determined relative stockholder value metrics are met over a multi-year period, based on the grant date target value of such awards as required to be reported in the Summary Compensation Table, and excluding Mr. Rodriguez who joined after annual equity award grants in July 2017 and Mr. Carson who did not receive an annual equity award grant in 2017. For Mr. Rodriguez, we structured 100% of his Front-Loaded Performance RSU in the form of a performance-based award that vests over a multi-year period based on pre-determined relative stockholder value or stock price metrics. The actual economic value of all of the equity grants to our named executive officers depends on the performance of our stock price over the period during which the awards vest.
Chief Executive Officer’s Realizable Pay

Our compensation committee’s goal is to align our chief executive officer’s compensation with stockholder returns as well as the financial goals that we believe lead to long-term stockholder value.

The charts below show the value of compensation realizable by our former Chief Executive Officer, and how it changes year-over-year in comparison to our stock price performance and our reported pay. We are not presenting the compensation realizable by Mr. Rodriguez because the 1.5 month period between when he started and the end of 2017 is too short to assess the alignment between executive compensation and stockholder interests.

Definitions. Realizable pay recognizes the impact of actual financial and stock performance in the returns available (or “realizable”) by the executive. In contrast, reported pay (which is the grant date fair value used in Summary Compensation Table disclosure) estimates the expected value of compensation on the day it was granted, in accordance with financial accounting principles.

Why We Present This Information. We believe showing realizable pay compared to reported pay helps investors understand the sensitivity of our plan to actual financial and market performance and the resulting returns available to the executive. The compensation committee believes that given the heavily-weighted pay-for-performance structure of our executive compensation program, realizable pay and the ratio between realizable pay and reported pay shows the alignment between executive compensation and stockholder interests.

EXECUTIVE COMPENSATION

Realizable Pay Fluctuates with Stockholder Return. As reflected in the chart below for Mr. Carson, during each of 2015 and 2016, Mr. Carson’s realizable pay differed from reported pay, as a result of changes in our stock price over time. When our stock price falls after options and stock awards are granted early in a year, the realizable value of those awards is reduced (or eliminated completely, in the case of out-of-the-money stock options). The compensation committee did not grant any annual equity awards to Mr. Carson in 2017 because Mr. Carson had notified TiVo of his intention to retire prior to the grant of the annual equity awards in July 2017 and the compensation committee felt that it was not appropriate to grant Mr. Carson an equity award given his planned retirement. The 2017 $95,959 value under Stock Awards and the $731,107 value under Option Awards in the Summary Compensation Table are excluded from realizable pay because they are additional grant date fair value accounting charges related to modifications of prior awards, and not value from new award grants in 2017.
Compensation decisions were made at the beginning of a year, based on information available at that time and therefore reported pay should be viewed in light of the historical stock price performance at that time; a subsequent increase or decrease in our TSR for such year would generally not factor into the pay decisions until the following year.
Comparison to Reported Pay. The charts below demonstrate that while reported pay is a measure required to be disclosed in our Summary Compensation Table by an SEC rule that provides consistency amongst companies, it is not the measure that best reflects the value of equity compensation paid to our CEO nor the amount that can best be compared to our stock price in determining whether our CEO compensation is aligned with stockholders’ interests. For 2015, 2016 and 2017, the charts below demonstrate general alignment between our CEO’s realizable compensation with our stock price performance.
During the three-year period 2015-2017, while TSR decreased by an average of approximately 10% per year, Mr. Carson’s 2015-2017 three-year average realizable pay was under the three-year average reported pay by approximately 46%. This was due primarily to the stock price at the end of 2017 being lower than the stock prices at each date of grant during this period, which resulted in no in-the-money realizable value for options as all options granted had exercise prices greater than the value of the stock at the end of 2017, and the time-vested and performance-vested stock awards had a lesser value than on the date of grant.
During 2016, the year-end stock price decreased by 11% from the grant date stock price, resulting in Mr. Carson’s 2016 realizable pay being under the reported pay by approximately 33%. Mr. Carson’s approximately 21% decrease in 2016 reported pay was a result of the compensation committee’s decision to shift its target equity positioning from the 75th percentile to the 50th percentile of peer data following the 26% stock price decline in 2015, significantly decreasing the amount of target long-term incentives granted for 2016. Despite the decrease in 2016 reported pay, 2016 realizable pay did not decrease from 2015 realizable pay, due primarily to TSR increasing by approximately 25% during 2016.

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Chief Executive Officer Reported Pay(1) vs. Realizable Pay(2)(3) - Tom Carson

Tom Carson Reported Pay vs. Realizable Pay
	2015	2016	2017
Reported Pay (1)	$7,555,131	$5,941,364	$2,087,566
Realizable Pay (2)	$3,967,563	$3,978,631	$1,260,500
% Change of Reported Pay to Realizable Pay	-47%	-33%	-40%
1-Yr TSR	-26%	25%	-22%

	3 Yr Avg
Reported Pay 2015-2017 Average	$5,194,687
Realizable Pay 2015-2017 Average (3)	$2,794,036	(based on 12/31/17 stock price)
% Change for Reported to Realizable Pay	-46%
3-Yr 2015/2017 TSR CAGR	-10%

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(1)	Reported Pay is defined as total compensation as reported in the 2017 Summary Compensation Table

(2)
Realizable Pay per year-end represents actual base salary and actual bonus paid out; long-term incentives are valued at year-end stock price each year, covering the in-the-money value of stock options granted in the current year (calculated as the difference between the year-end stock price and the exercise price), number of restricted shares or restricted stock units granted per year, and number of shares or units subject to performance-vesting awards earned (if known) or at target (for remaining balance of awards still in current performance periods). The 2017 $95,959 value under Stock Awards and the $731,107 value under Option Awards in the Summary Compensation Table are excluded from Realizable Pay because they are additional grant date fair value accounting charges related to modifications of prior awards, and not value from new award grants in 2017 (Mr. Carson did not receive and equity awards in 2017).

(3)
3-year Average Realizable Pay represents an average of the sum of the last three years’ actual base salary and actual bonus paid out; long-term incentives valued at FY17 year-end stock price, covering the in-the-money value of stock options granted in the corresponding year (calculated as the difference between the year-end stock price and the exercise price), number of restricted shares or restricted stock units granted per year, and number of shares or units subject to performance-vesting awards earned (if known) or at target (for remaining balance of awards still in current performance periods).The 2017 $95,959 value under Stock Awards and the $731,107 value under Option Awards in the Summary Compensation Table are excluded from the 3-year Average Realizable Pay because they are additional grant date fair value accounting charges related to modifications of prior awards, and not value from new award grants in 2017 (Mr. Carson did not receive and equity awards in 2017).

Compensation Philosophy: Objectives, Considerations and Elements

Objectives
Our executive compensation programs are designed to:
• attract and retain talented and experienced executives by offering market competitive compensation programs;
• motivate key executives to achieve strategic business initiatives and to reward them for their achievements;
• support a pay-for-performance environment that differentiates bonus amounts among the named executive officers on their responsibilities and contributions toward company performance; and
• align the interests of executives with the long-term interests of our stockholders through equity-based awards whose value over time depends upon the market value of the company’s common stock.

Considerations
To achieve these objectives, our executive compensation package provides a mix of compensation elements, including base salary, annual variable cash bonuses, stock-based compensation,
• compensation practices and levels among our peer companies and pay levels among our peer companies and executive pay survey as further described below under “Compensation Positioning Against Peer Data and Executive Pay Survey Data”;
• historical and anticipated corporate and individual

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broad-based employee benefits and severance benefits. In any given year, our compensation committee may consider one or more of the following factors in determining the amount and form of each of these compensation elements with appropriate attention to both absolute and relative levels of compensation and the mix in achieving proper parity:

performance, including stock price, achievement of revenue and operating profit, and execution of individual, team and company-wide strategic initiatives;
• budget constraints for salary, bonus and equity adjustments;
• historical compensation levels;
• broader economic conditions, with the goal of ensuring that our pay strategies are effective, yet responsible;
• the potential dilutive effect of our equity compensation practices on our stockholders;
• stockholder feedback with respect to our compensation programs and practices in the markets in which we compete for talent; and
• individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

Elements
What We Pay	Why We Pay It
Base Salary (fixed cash)
• Fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a material portion of their compensation “at risk” in the form of annual variable cash bonuses and equity-based compensation.
• Helps to attract and retain our named executive officers.
• The compensation committee generally set base salaries annually and targets base salary levels at the 50th percentile of our market data (using peer group companies and executive pay survey data) as it believes this positioning provides adequate retention incentive.

Annual Variable Cash Bonus (“at-risk” cash)
• Rewards the achievements of our executive officers and their contributions to our financial performance.
• Promotes strong linkages between our executives’ contributions and our company performance, supports the achievement of our business objectives and promotes retention of our executives.
• Our compensation committee recognizes the important role that variable compensation plays in attracting, retaining and motivating our executives to achieve our short-term goals.
• The compensation committee generally sets bonus levels annually and targets annual variable cash bonus levels at the 50th percentile of our market data (using peer group companies and executive pay survey data).

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Equity Compensation (“at-risk” stock awards)
• Aligns the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation and, with respect to performance-based awards, company performance and relative stock price appreciation.
• The compensation committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value.
• The compensation committee and/or Board generally approves equity incentives annually in the form of restricted stock units (“RSUs”) that vest based on service and RSUs that vest based on achievement of specific performance goals.
• The compensation committee generally targets annual equity awards at or near the 50th percentile of our market data (using peer group companies and executive pay survey data).

Role of Our Compensation Committee
Our compensation committee evaluates and approves the annual compensation changes for our named executive officers other than our Chief Executive Officer. Our compensation committee also evaluates and recommends for approval by the independent members of the Board the annual compensation changes for our Chief Executive Officer, as well as the performance goals for our compensation programs. References below to approvals by our Board are intended to refer to approvals by the independent members of the Board. Our compensation committee solicits and considers our Chief Executive Officer’s recommendations on the compensation levels of each named executive officer, as well as his reviews of each named executive officer’s performance and contributions in the prior year. In addition, our chairman of the Board solicits from other Board members their evaluations of the performance of the Chief Executive Officer for the prior year and discusses his assessment of our Chief Executive Officer’s performance with the other members of the compensation committee. These actions occurred in February and beginning in 2017, in June, as we shifted the timing for executive compensation decisions for base salary, target bonus and equity compensation for the year to harmonize annual equity grant timing for all employees following the TiVo Acquisition. The compensation committee and Board also met multiple times in the fall of 2017 to discuss and determine compensation arrangements for Mr. Rodriguez’s commencement of employment with us and for Mr. Carson’s transition and retirement.
As part of its deliberations, in any given year, the compensation committee may review and consider materials such as company financial reports and projections, historical achievement of company-wide operational and financial objectives, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our Chief Executive Officer, human resources department and the advice of the compensation committee’s independent compensation consultant.

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Role of Management in Setting Compensation
The company’s human resources, finance, and legal departments work with our Chief Executive Officer to review peer compensation data, to propose compensation programs for consideration by the compensation committee, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials, and ultimately to implement the decisions of the compensation committee.
Our internal personnel responsible for compensation analysis for the company generally attend a portion of each of the compensation committee’s meetings and leave before certain executive sessions. None of our named executive officers were present or participated directly in the compensation committee or the Board’s final determinations regarding the amount of any component of their own 2017 compensation packages.
However, given his responsibilities for managing the performance of our executive officers, our Chief Executive Officer plays a primary role in establishing the performance goals for, and evaluating the performance of, our other named executive officers, as described in greater detail below under “Short-Term Incentive Compensation”. The compensation committee solicits and considers his evaluations and recommendations (as well as those of the human resources group), including his recommendations regarding base salary adjustments, target cash and equity incentive award levels for the other named executive officers. In the case of the Chief Executive Officer, the compensation committee and the Board meet outside the presence of our Chief Executive Officer and assess his performance.
Role of Our Independent Compensation Consultant
The compensation committee retains an independent consultant to provide the compensation committee with an additional external perspective with respect to its evaluation of relevant market and industry practices. Since August 2015, the compensation committee has retained Farient Advisors (“Farient”) to act as its independent compensation consultant.
In weighing its recommendations for executive compensation for the fiscal year 2017, the compensation committee directed Farient to advise the compensation committee on both best practices and peer practices when designing and modifying our compensation program for executive officers in order to achieve our objectives. As part of its duties, Farient provided the compensation committee with the following services with respect to 2017 compensation decisions:

•	carried out a comprehensive review of our peer group for use in making 2017 executive compensation decisions;

•	provided compensation data for the peer group and relevant executive pay survey data and an analysis of the compensation of the company’s executive officers as compared to this market data;

•	provided a competitive assessment of, and comparison to, long-term incentive design and executive pay program structure based on peer group data;

•	provided competitive data regarding executive severance and guidance to the compensation committee for establishing a non-change-in-control severance policy;

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•	assisted the compensation committee in determining a pay package for Mr. Rodriguez;

•	assisted the compensation committee with respect to Mr. Carson’s transition arrangement

•	conducted a comprehensive pay for performance assessment;

•	provided recommendations regarding the annual bonus and long-term incentive program design for 2017;

•	assisted the compensation committee with the design of 2017 pay programs consistent with the company’s business strategy and pay philosophy;

•	provided background information and data for 2017 adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	provided a review of regulatory changes, and stockholder and proxy advisor firms’ best practices with respect to executive pay.
In 2017, the compensation committee met regularly with Farient, both with and without the Chief Executive Officer and/or the chief administrative and internal operations officer present depending upon the topic being discussed. Farient took its direction from the compensation committee chairman. The company’s chief administrative and internal operations officer and general counsel worked with Farient to provide any information Farient needed about the company to provide its services; however, the compensation committee retained the sole authority to direct, terminate or continue Farient’s services. Farient was not engaged for any non-compensation related services.
The compensation committee has analyzed whether the work of Farient as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the company by Farient; (ii) the amount of fees from the company paid to Farient as a percentage of the firm’s total revenue; (iii) Farient’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Farient or the individual compensation advisors employed by the firm with an executive officer of the company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of the company owned by Farient or the individual compensation advisors employed by the firm. The compensation committee has determined, based on its analysis of the above factors, that the work of Farient and the individual compensation advisors employed by Farient as compensation consultants to the company has not created any conflict of interest.
Peer Group Determination
The compensation committee considers compensation practices and levels among our peer companies as one factor in determining compensation each year. This helps us, among other process objectives, to balance our goal of attracting and retaining top executive talent with the need to maintain a reasonable and responsible cost structure. Our compensation committee generally reviews and updates our peer group of companies annually to reflect changes in the industry and to ensure that our comparisons to peer group data are meaningful to the compensation committee’s process and review.

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2017 Peer Group. For 2017 compensation decisions made in February and June 2017, management worked with Farient in late 2016 to make recommendations to update the 2016 peer group of companies. Farient evaluated several key parameters relating to TiVo’s then-current size and business focus, as well as significant acquisition activity within the 2016 peer group, to formulate the appropriate recommended peer group for 2017 compensation decisions.
Based on this analysis, our compensation committee determined that our 2017 peer group of companies should consist of the 15 companies listed below. The median revenue of the 2017 peer group is $850 million, higher than from the 2016 peer group median revenue to reflect the combined companies following the TiVo Acquisition and close to the high end of the range of our 2017 revenue estimates of $835 million. The companies in our peer group are companies: (i) that have similar business focus to us (focusing on a combination of IP licensing, data analytics solutions, data aggregator or provider services, content delivery platforms and solutions, integrated targeted advertising products and a similar customer base) and with whom we believe we compete within the market for executive talent and (ii) with a revenue range of approximately one-third to up to potentially three times our projected revenue (resulting in median revenue for the group slightly higher than our pro forma revenue for the combined company at the time $800 million), determined as of November 2016 when the peer group proposed by Farient was approved by the compensation committee. Market capitalization, enterprise value and EBITDA were also considered in developing the peer group, as indicative of company performance, but were not formal screening criteria.
As a result, seven of our prior peer companies from 2016 were removed and four new peer companies were added. Specifically, we removed DreamWorks Animation, Millennial Media, Inc. and TiVo Inc. because these companies had been acquired. We removed Rocket Fuel Inc. and Splunk Inc. because their EBITDA performance was negative, which differed from that for other peers as well as us, and we removed Harmonic Inc., and Progress Software Corporation to balance the overall size of companies in the peer group because these companies were relatively smaller.

Acxiom Corporation*	Fair Isaac Corporation	Nuance Communications*
Commvault Systems, Inc.	InterDigital, Inc.	Pegasystems Inc.
comScore, Inc.	Microstrategy Inc.	Take-Two Interactive Software*
CoreLogic, Inc.	Monster Worldwide, Inc.	Tessera Technologies Inc.
Dolby Laboratories, Inc.	NeuStar, Inc.*	Verint Systems Inc.

* New peer company for 2017
Farient then collected, analyzed and provided to the compensation committee a report on the total direct compensation, total target cash compensation, base salary, target annual incentive award, equity award and pay practice data for executive officers holding comparable positions at the peer group companies from individual proxy filings (with respect to chief executive officer and chief financial officer compensation) based on publicly available data and other proprietary and published survey sources, and, in order to provide a broader reference point for certain of the named executive officers, from the 2016 Radford Global Technology Survey for technology companies with revenue between $500 million and $1.5 billion, both generally and as specifically limited to our 2017 peer group companies who participated in the

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survey, in order to capture compensation data from our 2017 peer group companies for certain named executive officer positions for which there was less publicly available data.
Compensation Positioning Against Peer Data and Executive Pay Survey Data
As a general guideline, our compensation committee targets total direct compensation at a level that is competitive within our peer group and also the marketplaces in which we operate. The compensation committee’s compensation consultant collects, analyzes and provides to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings and based on other proprietary and published survey sources (collectively referred to as the “peer data”).
Our compensation committee believes that compensation should be at the levels necessary to achieve the objectives of our executive compensation program - attracting and retaining top talent as well as linking more of our executives’ compensation to achievement of annual and longer-term corporate performance goals as well as long-term gains in the value of our stock. The opportunity for higher performance-based compensation reflects our commitment to pay for performance, with compensation being higher for exceptional performance and compensation being lower if our performance goals are not reached.
Our compensation committee believes that comparisons to the peer data and executive pay survey data are useful guidelines to measure the competitiveness of our compensation practices. For 2017 compensation decisions made in February and June 2017, the compensation committee generally targeted overall cash compensation, long-term incentives and total target compensation around the 50th percentile of peer data. This represented a shift from its practice prior to 2016 of targeting long-term incentives above the 50th percentile of peer data. The compensation committee made this shift because it felt that targeting around the 50th percentile of peer data served the committee’s objective of offering a market competitive compensation program, while at the same time motivating and rewarding our executives to achieve our initiatives and aligning their interests with those of our stockholders, as the incentive nature of our long-term and short-term compensation is designed to deliver above median pay with strong company performance and below median pay with poor company performance. The compensation committee referenced the full range of pay for executives in similarly sized firms from the peer data. For 2017, the compensation committee maintained discretion to set levels of executive compensation above or below peer levels based upon distinguishing factors such as individual performance, an executive’s level of experience and responsibilities, the comparability or lack thereof in roles and responsibilities when compared with peer companies, internal pay equity and our compensation budget.
Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2017
As described above under “Compensation Philosophy: Our Objectives, Elements and Considerations,” our 2017 executive compensation program consists of three principal components: base salary, annual variable cash bonus and equity compensation. The compensation committee does not have a set formula for determining the mix of each pay element, and instead seeks to ensure that compensation across all elements is fair and consistent with our company’s compensation philosophy as a whole. In addition, the compensation committee has not adopted any formal or informal policies or guidelines on the mix of the equity awards with regard to stock options versus RSU grants. We believe having flexibility in our allocation among various elements of compensation allows us to tailor each executive’s

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compensation package to meet our compensation goals based on the facts and circumstances known at that time.
The following charts illustrate, for 2017, and in the case of Mr. Rodriguez for 2018, the target mix of annual key pay elements for our executives. Percentages represented in the chart below are based on the target value of each element of the total compensation package which includes annualized base pay, target short term incentive and equity. For purposes of calculating the equity value, the value of RSUs was based on the grant date closing stock price. The annual equity grant that will be made for Mr. Rodriguez in 2018 has a target value of $1,750,000 as per his employment agreement.
Mr. Carson’s Target Key Compensation Elements reflect salary and annual bonus only. The compensation committee did not grant any annual equity awards to Mr. Carson in 2017 because Mr. Carson had notified TiVo of his intention to retire prior to the grant of the annual equity awards in July 2017 and the compensation committee felt that it was not appropriate to grant Mr. Carson an equity award given his planned retirement. The 2017 $95,959 value under Stock Awards and the $731,107 value under Option Awards in the Summary Compensation Table are excluded from Key Compensation Elements because they are additional grant date fair value accounting charges related to modifications of prior awards, and not value from new award grants in 2017.
Mr. Rodriguez’s Target Key Compensation Elements reflect his 2018 target pay because we believe that is a better representation of his target pay given that he started in November 2017 and during 2017 received various awards and payments in consideration of various cash compensation and equity awards at his former employer that he was forgoing, as well as certain expenses that he was incurring, to accept our offer. We believe Mr. Rodriguez’s 2018 target pay is a better representation of the target mix of annual key pay elements intended by the compensation committee, which include salary, target annual bonus, a portion of the Front-Loaded Performance RSU and the approximate value of the annual equity award expected to be made in 2018). To reasonably depict annual compensation, the following chart includes an annualized portion of the Front-Loaded Performance RSU (annualized over the 3.125 year performance period), even though the entire award was granted in 2017, and the estimated target value of the smaller annual equity award that Mr. Rodriguez is expected to receive in 2018 pursuant to his offer letter.

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Mr. Thompson was included in the Other NEOs’ Average Target Key Compensation Elements chart even though he resigned in October 2017 because his target pay for 2017 had already been determined. Ms. Sergeeff received a special one-time recognition equity grant of 10,554 RSUs, which was excluded from the Other NEOs’ Average Target Key Compensation Elements chart.
2017 Base Salary Decisions
Base Salary: In June 2017, our compensation committee reviewed and determined the 2017 base salaries for each of the named executive officers, other than Mr. Rodriguez, whose 2017 base salary was approved in connection with his hiring in November 2017, as set forth in the table below. In making these 2017 decisions, the compensation committee considered the positioning of each individual’s salary as compared to the peer data, as well as the individual’s historical salary levels, our then-current budget for employee salary adjustments and the individual’s anticipated role and responsibilities for the coming year.
The compensation committee determined not to make any increases to the base salaries of the named executive officers for 2017, with the exception of Ms. Sergeeff. The compensation

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committee increased Ms. Sergeeff’s base salary, effective June 30, 2017, in recognition of her 2016 performance and the fact that her base salary, and total annual target cash compensation, consisting of base salary and target bonus, fell below the 50th percentile of the peer data. In connection with his commencement of employment in November 2017, the compensation committee set Mr. Rodriguez’s the base salary at $750,000.

Executive Officer	2017 Base Salary	% Change from 2016
Enrique Rodriguez(1)	$750,000	N/A
Thomas Carson	$625,000	0%
Peter Halt	$413,751	0%
Dustin Finer	$391,498	0%
Pamela Sergeeff	$390,000	10%
Pete Thompson(2)	$475,000	0

(1)	Mr. Rodriguez’s 2017 base salary was effective upon his commencement with the company on November 13, 2017.

(2)	Mr. Thompson’s 2017 base salary ceased on his departure on October 4, 2017.
2017 Short-Term Incentive Compensation Decisions
Target Amounts: In June 2017, the compensation committee reviewed the target bonus levels of all of the named executive officers serving at such time, considering the peer data and Mr. Carson’s recommendations (other than for himself) and determined all such bonus levels were appropriate and should remain unchanged from the 2016 target bonus levels, other than Mr. Halt’s target bonus. Mr. Halt’s target bonus was increased from 60% in 2016 to 70%, effective July 1, 2017, in order to align Mr. Halt’s total annual target cash compensation (consisting of base salary plus target bonus) closer to the 50th percentile of the peer data. Messrs. Carson’s, Finer’s, Halt’s and Thompson’s, and Ms. Sergeeff’s resulting 2017 target bonus percentages were at approximately the 50th percentile of the peer data with respect to short-term incentive compensation targets.

Executive Officer	2017 Target Bonus (% of base salary)	% Change from 2016
Thomas Carson	100%	0%
Peter Halt	70%	17%
Dustin Finer	55%	0%
Pamela Sergeeff	55%	0%
Pete Thompson	70%	0%

Weighting of Goals. In February 2017, the compensation committee approved the terms of our 2017 Senior Executive Company Incentive Plan (the "2017 Executive Incentive Plan"). Under the 2017 Executive Incentive Plan, the named executive officers would be eligible to earn their annual variable cash bonus based on the company’s achievement of worldwide revenue (“Revenue”) and worldwide adjusted EBITDA (“Adjusted EBITDA”) targets, and, except for Mr. Carson, achievement of individual performance goals, with the weightings set forth in the following table.

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	Weighting Among Goals
Executive Officer	Corporate Performance	Individual Performance
Thomas Carson	100%	0%
Peter Halt	75%	25%
Dustin Finer	75%	25%
Pamela Sergeeff	75%	25%
Pete Thompson	75%	25%

With respect to Messrs. Carson, Halt, Finer and Thompson and Ms. Sergeeff, the compensation committee set the 2017 weighting between corporate and individual performance at the same level as in effect at the end of 2016, as they believed it appropriately aligned our executives with corporate performance. Because as Chief Executive Officer, Mr. Carson has a greater direct impact on, and responsibility for, corporate performance, the compensation committee believed that his bonus should be solely dependent on corporate performance.
Corporate Performance Goals. The average of the payout percentages for the Revenue and Adjusted EBITDA goals is the “corporate performance factor.” The portion of the annual variable cash bonus that could be earned based on corporate performance is calculated as the product of: (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on corporate performance, and (iv) the corporate performance factor.
Adjusted EBITDA is defined as operating income excluding depreciation, amortization of intangible assets, restructuring and asset impairment charges, equity-based compensation, transaction, transition and integration costs, retention earn-outs payable to former stockholders of acquired businesses, earn-out settlements, CEO transition cash costs, remeasurement of contingent consideration, gain on settlement of acquired receivable, changes in franchise tax reserve and contested proxy election costs.
Rigor of Corporate Performance Goals. To assist the compensation committee in determining the appropriate target levels, Farient provided a competitive assessment of our targets, considering our historical performance and the historical performance of our peer group and the S&P 400 Software and Services index and projected performance.
The compensation committee set our Revenue and Adjusted EBITDA targets for 2017 above their respective 2016 targets and their respective 2016 actual results, in each case where such 2016 figures are based on a combined company budget, which reflects the TiVo Acquisition in September 2016). Further, the 2017 targets were set toward the high end (rather than the midpoint) of our annual expectations for Revenue and Adjusted EBITDA, ensuring that our bonus targets were rigorous.
The compensation committee determined the 2017 targets were particularly rigorous given (i) new revenue challenges related the level of one-time extraordinary catch-up payments in 2016 that were not going to available in 2017; and (ii) the Comcast renewal, where litigation is ongoing and that revenue cannot be anticipated on any specific timeframe. However, to further increase the rigor or our program, the compensation committee raised the threshold level of performance necessary to earn a payout for each of the targets for 2017, from 75% to 90% achievement.

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The corporate performance factor was calculated by averaging the payout of each of the Revenue and Adjusted EBITDA targets. The payout level for each of the targets is set forth in the table below. This methodology replaced the payout matrix we have used in prior years in effort to simplify communication and calibration of goals.

Attainment (% of target)		Payout (% of target)(1)
Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%
(1) Below 90% of attainment, the plan provided for 0% payout. Between 90% and 100% attainment of target, a straight-line interpolation of 5% points of payout were earned for every 1% point of attainment. From 100% to 110% of attainment of target, 10% points of payout were earned for every 1% point of attainment. The maximum payout was capped at 200%.

Individual Performance Goals. Individual performance is calculated as a number, between 0 and 200%, with 100% as target performance, and that number is called the individual performance factor. The portion of the annual variable cash bonus that could be earned based on individual performance was calculated for each participant as the product of: (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on individual performance, and (iv) the individual performance factor. The compensation committee approved each eligible executive’s individual performance factor based on Mr. Rodriguez’s evaluation of performance (with input from Mr. Carson given Mr. Rodriguez’s November 2017 commencement of employment) of each respective function and whether certain pre-established individual goals for the year had been achieved. The compensation committee believes it is important to retain flexibility to reward individuals for their contributions to overall company performance.
2017 Corporate Performance Results. The Revenue target at 100% achievement was $833.3 million and the Adjusted EBITDA target at 100% achievement was $281.2 million. Our performance in 2017 against our Revenue and Adjusted EBITDA goals was $826.5 million in Revenue, or 99.2% of the target goal, and $290.1 million in Adjusted EBITDA, or 103.2% of the target goal, resulting in a factor on the corporate performance factor of 114% (that is, the average of 96% payout for Revenue and 132% payout for Adjusted EBITDA).
2017 Individual Performance Results. In February 2018, our compensation committee evaluated Messrs. Finer and Halt and Ms. Sergeeff to determine the individual performance factor payouts as follows:

•
Dustin Finer: Mr. Rodriguez recommended, and our compensation committee approved, an individual performance factor payout for Mr. Finer (as reflected in the table below) based on Mr. Finer’s management of the human resources function and management of the company’s administrative and internal operations.

•
Peter Halt: Mr. Rodriguez recommended, and our compensation committee approved, an individual performance factor payout for Mr. Halt (as reflected in the table below) based upon Mr. Halt’s management of our financial reporting and audit processes and his management of the company’s finance organization.

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•
Pamela Sergeeff: Mr. Rodriguez recommended, and our compensation committee approved, an individual performance factor payout for Ms. Sergeeff (as reflected in the table below) based upon Ms. Sergeeff’s overall leadership, management of the worldwide corporate legal function, material contribution on corporate governance and compliance initiatives, management of the worldwide revenue generating commercial legal function and support of business and corporate development strategies. In awarding Ms. Sergeeff an individual payout above target, the compensation committee was particularly mindful of Ms. Sergeeff’s overall leadership and assistance with the various management transitions following the TiVo Acquisition and outstanding contributions towards the ongoing integration of Rovi and TiVo Inc.

	2017 Target Bonus		2017 Actual Bonus Paid
Executive Officer	2017 Target Bonus as a percentage of base salary (%)	2017 Target Bonus ($)	Corporate Performance Factor Payout Calculation($)	Individual Performance Factor Payment Calculation($)	2017 Actual Bonus Paid ($)(1)	2017 Actual Bonus as a % of Target Bonus
Thomas Carson	100	$625,000	$712,500	N/A	$625,000	100%
Peter Halt	70(2)	$269,222	$230,184	$67,305	$297,490	111%
Dustin Finer	55	$215,324	$184,102	$53,831	$237,933	111%
Pamela Sergeeff	55	$205,034(3)	$175,304	$76,888	$252,192	123%

(1)
The Actual Bonus Paid for each executive is generally equal to the Corporate Performance Factor Payout Calculation plus the Individual Performance Factor Payout Calculation, as shown above. However, under the terms of the 2017 Executive Incentive Plan, the compensation committee has the discretion to pay less than the full amount (including to pay zero percent) of the payout to which any participant would otherwise be entitled, which determination shall be based upon such factors as the compensation committee determines appropriate. The committee exercised such discretion to reduce Mr. Carson’s 2017 bonus as further described below.

(2)
Mr. Halt’s target bonus as a percentage of his base salary was adjusted from 60% to 70% effective July 1, 2017 and his bonus calculations reflect pro ration of such bonus target percentages for the applicable portions of the year.

(3)
Ms. Sergeeff’s base salary was adjusted from $355,100 to $390,000 effective July 1, 2017 and her bonus calculations reflect pro ration of such base salary and related bonus target amounts for the applicable portions of the year.

Notwithstanding the company’s Corporate Performance Factor of 1.14, resulting in a payout calculation for Mr. Carson of $712,500, such bonus amount was reduced by the compensation committee (with such reduction also approved by the company’s Board of Directors), in accordance with the terms of the plan, based on the committee’s and Board’s perception of such reduction being an appropriate amount commensurate with the period of time served by Mr. Carson as Chief Executive Officer and his overall contribution to the company’s performance in 2017.
As a result of Mr. Thompson’s separation from us effective October 6, 2017, he was not eligible to earn a bonus under our 2017 Executive Incentive Plan. Mr. Rodriguez was not eligible to

EXECUTIVE COMPENSATION

participate in the 2017 Executive Incentive Plan, as he commenced employment with us late in the year. However, in consideration of the 2017 annual incentive compensation at his prior employer that he did not receive as a result of accepting our offer, he was paid a cash amount equal to $1,225,000.
2017 Long-Term Incentive Compensation Decisions
Size of Equity Awards. In determining the size of the total equity compensation opportunity in 2017, the compensation committee:

•	aimed to have the aggregate target award value result in target total direct compensation at a level that is competitive in the marketplaces in which we compete;

•
focused a larger portion of total direct compensation in the form of long-term and performance-based equity awards intended to drive long-term differentiated value relative to our peers and maximize long-term stockholder value;

•
aimed to structure a substantial portion of equity opportunity in the form of awards that vest based on achievement of performance goals to better align our executives’ long-term compensation opportunity with our stockholders’ interests; and

•	considered the recommendations of Mr. Carson for the other named executive officers (the awards were granted prior to Mr. Rodriguez commencing his employment with TiVo).
Equity Award Mix. The compensation committee determined that the annual equity awards granted to the named executive officers in 2017 should consist of time-vesting RSU grants and performance-vesting RSU grants as set forth in the table below. The compensation committee determined that these two types of equity awards provided the appropriate balance of long-term incentives for our executive officers in 2017. Specifically, RSU awards that vest based on performance goals focus executives on achieving specific longer-term company performance goals and increasing stockholder value, and RSU awards that vest over time provide tangible value to executive officers and serve as an incentive and retention tool during a difficult operating or volatile business environment, while still being tied to our stockholder value. The compensation committee determined not to grant stock options in 2017 because they felt that solely using performance-vesting RSUs and time-vesting RSUs would strengthen the direct alignment of the long-term incentive program to stockholder value creation.
In setting the mix of the two types of equity awards for 2017, the compensation committee determined that a substantial portion of the equity grants should consist of awards that vest based on our performance (in the form of measurable performance goals), in addition to continued service over time and accordingly, the compensation committee structured performance-based awards to account for half of each executive’s annual equity award.
In setting the annual grant levels, the compensation committee reviewed peer data and generally aimed for the equity grants to the executive officers for 2017 to fall around the 50th percentile of peer data. The compensation committee believes that this positioning, combined with its mix of equity compensation reflects our commitment to pay for performance, with compensation above the median of our peers for exceptional performance and compensation below this level if our performance goals are not reached. The resulting target grant values were established based on market data, individual performance and criticality, the retention value of current existing equity awards. Each award fell around the 50th percentile of the peer data,

EXECUTIVE COMPENSATION

except for the grant Ms. Sergeeff, which fell around the 60th percentile of the peer data. The compensation committee determined Ms. Sergeeff’s award was appropriate in recognition of her 2016 performance and to align the level of her total direct compensation to market levels and her peers.
The compensation committee did not grant any annual equity awards to Mr. Carson in 2017 because Mr. Carson had notified TiVo of his intention to retire prior to the grant of the annual equity awards in July 2017 and the compensation committee felt that it was not appropriate to grant Mr. Carson an equity award given his planned retirement.
The compensation committee approved a total dollar value for each named executive officer’s annual grants, which we refer to as the grant date target value, based on the market data and other factors described above, and the allocation of such value to each of the two forms of equity awards (50% performance-vesting RSUs and 50% time-vesting RSUs). The actual share amounts of the awards granted on July 1, 2017 were then calculated using the closing stock price of the company’s common stock as of the last trading day on or before the date of grant (dividing the applicable grant date target value by such closing stock price to arrive at the RSU share number and performance-vesting RSU target share number).
Each of the following grants, reflecting the actual share amounts granted on July 1, 2017, was approved by the compensation committee in June 2017:

Executive Officer	RSU - Time Vesting	RSU - Performance Vesting (Target)
Thomas Carson	0	0
Peter Halt	32,172	32,172
Dustin Finer	17,426	17,426
Pamela Sergeeff	20,107	20,107
Pete Thompson	28,150	28,150

2017 Performance Award Vesting Criteria. The 2017 performance-vesting RSU awards were structured to be based entirely on a three-year performance period (2017-2019) and are eligible to vest on a cliff basis, if at all, after three years based upon the achievement of a three-year relative TSR metric of percentile ranking against the S&P 400 Software & Services Index (the “TSR Factor”), as reflected below. Further, the vesting of the performance awards is conditioned upon the grantee remaining employed with the company through the vesting date, which is the third anniversary of the grant date.
The compensation committee structured the TSR Factor to be based on a three-year measurement period (rather than one-year measurements over a three-year period), to enhance the long-term nature of the award, distinguish long-term incentive award and short-term incentive award goals and further align management with our long-term stockholder interests. The compensation committee chose the TSR Factor to provide a relative performance metric against an appropriate comparator group of companies to incentivize and reward not only for returns to our stockholders, but returns in excess of our general industry. The compensation committee eliminated vesting based on a matrix of additional financial measures, as was used for the performance-vesting RSUs in 2016, because the compensation committee felt increasing the weight of the relative TSR performance measure would further directly link executive reward and valuate creation for stockholders, simplify executive understanding (and incentive toward achievement) of the program’s performance goals and because key financial measure targets were difficult to establish for the awards given the ongoing integration efforts related to the TiVo Acquisition and the related strategic decisions still being made with respect thereto. For similar

EXECUTIVE COMPENSATION

reasons, in 2017 the compensation committee acted pursuant to the terms of the 2015 and 2016 performance-vesting RSU awards to similarly adjust the vesting criteria for the effect of the TiVo Acquisition and determined that for the 2015 and 2016 performance-vesting RSU awards, only the TSR metrics would apply. As a result of this determination and application of only the TSR metric for the 2015-2017 three-year performance period, none of the shares subject to the 2015 performance-vesting RSUs vested at the end of such performance period.
We carefully set the performance award goals to be rigorous and ultimately serve to align management and our stockholders’ interests. The TSR Factor was set at levels the compensation committee determined to be competitively challenging, with the maximum metric extremely robust.
At the end of the 2017-2019 performance period, the compensation committee will apply the vesting factors resulting from the performance of the TSR Factor over the entire three-year period to the grant amount to determine the total amount that will vest based on achievement of the performance metric. Depending on the level of achievement, the minimum number of shares issuable pursuant to the performance award is zero and the maximum number of shares issuable is twice the number of target shares.
The range of threshold, target and maximum levels for the three-year TSR Factor and resulting vesting are as follows:

TSR Factor	Vesting as a % of Target (if TSR is positive)	Payout as a % of Target (if TSR is negative)
75	200%	100%
70	180%	100%
65	160%	100%
60	140%	100%
55	120%	100%
50 (target)	100%	100%
45	90%	90%
40	80%	80%
35	70%	70%
30	60%	60%
25	50%	50%

Since the 2017 performance-vesting RSUs no longer have financial goals and are entirely based on relative TSR performance, the compensation committee decreased slightly the threshold and maximum performance goals to reflect the most prevalent practice among those peers using relative TSR as a performance measure (25th percentile performance for threshold and 75th percentile performance for maximum) and to take into account the reduced ability of executives to directly influence the outcome of a TSR performance measure compared to a financial performance measure. The threshold TSR goal for a 50% of target payout decreased from 30th percentile in 2016 to 25th percentile in 2017, and the maximum TSR goal for a 200% of target goal decreased from 90th percentile in 2016 to 75th percentile in 2017.
In addition to the annual equity award grants in July 2017, the compensation committee approved an equity award for Ms. Sergeeff in February 2017, in special recognition of her extraordinary efforts and outstanding contributions during 2016 towards the TiVo Acquisition and the renewal of the company’s IP license agreement with DISH Networks, in addition to the rest of her duties as General Counsel and Chief Compliance Officer in the normal course of business.

EXECUTIVE COMPENSATION

While it is not the compensation committee’s general practice to grant special equity awards of this nature, the compensation committee believed that Ms. Sergeeff’s tremendous effort level and contribution through the months-long and overlapping processes of the TiVo Acquisition and the DISH renewal, among her other activities, which were instrumental to their successful consummation, presented a special circumstance that necessitated an additional award to reward, incentivize and retain Ms. Sergeeff. The equity award was granted on March 1, 2017 in the form of a RSU award covering 10,554 shares, vesting with respect to half of the shares on each of January 1, 2018 and January 1, 2019, subject to Mr. Sergeeff’s continued service through such dates. The compensation committee carefully considered the appropriate form of delivery of Ms. Sergeeff’s award (considering both cash and equity) and determined that an equity award, as opposed to a cash bonus, was most appropriate because the award vests over Ms. Sergeeff’s future service (and so there is a retentive aspect) and delivers realizable value directly dependent on company stock price (and so there is a performance incentive aspect). In choosing the size of the award, the compensation committee was mindful of the value of the award in comparison to Ms. Sergeeff’s current equity incentives (the grant date target value of her special award represented approximately one-third of the grant date target value of her 2016 annual equity incentive).
In connection with his commencement of employment with us, on December 1, 2017, the compensation committee granted Mr. Rodriguez a performance-vesting RSU award for 400,000 shares at target and the ability to vest in up to twice the target number of shares based on (i) achievement of certain average annual total stockholder return targets (15%, 22.5%, and 30%), or (ii) achievement of certain TiVo stock price targets ($28, $34, and $40), over the period between Mr. Rodriguez’s start date and December 31, 2020. This performance-vesting RSU award is front-loaded and approximates a significant part of the annual equity compensation that Mr. Rodriguez would have received as CEO over the next three years had his equity grants been made on an annual basis without any front-loading. As a result of the front-loading, Mr. Rodriguez will receive a smaller than typical annual equity grant in each year from 2018 through 2020, equal to at least $1,750,000 as per his employment agreement. Mr. Rodriguez was also granted six separate time-based restricted stock unit awards in consideration for the long-term incentive compensation at his former employer that he was forgoing to accept TiVo’s offer. The vesting of the six time-based RSU awards approximates the vesting of the forfeited long-term incentive compensation at his former employer.
In addition, Mr. Carson’s equity awards are subject to certain potential acceleration benefits in connection with his retirement pursuant to his transition agreement with us, as further described below under “Agreements Providing for Change of Control and Severance Benefits”.
Equity Compensation Policies
Our general policy is to make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•
In 2017, annual equity grants for named executive officers were recommended by the compensation committee and approved by the Board, or approved by the compensation committee, as applicable, on the second regularly scheduled meeting of the compensation committee and/or the Board during the second quarter of each year, with a target grant date effective as of July 1. This change was made from the timing of equity grants in 2016 due to the TiVo Acquisition to align annual equity grant timing of all employees.

EXECUTIVE COMPENSATION

•
New-hire and promotion grants of equity awards (stock options and/or RSUs) for all executive officers are subject to approval by our compensation committee and occur on the first day of the month following the new employee’s start date or promotion date, as applicable (except for January, which would be January 2, due to the perpetual January 1 holiday). For example, if the compensation committee authorized a grant to a new-hire executive officer on January 10 and the executive officer started employment on January 20, the grant date would be February 1. If the new-hire executive officer started employment on January 20 but the compensation committee did not authorize the grant until February 2, the grant date would be March 1.

The exercise price of the options is not less than the closing price of our common stock on the grant date of the option. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.
Directors and Named Executive Officers Stock Ownership Guidelines
We have maintained stock ownership guidelines for our Board and our executive officers (including the named executive officers) since 2011. Those guidelines currently provide the following:

•
Board members are required to own, or acquire within five years after appointment, shares of common stock of the company (including vested stock options or other vested equity awards received as compensation for serving as a member of the Board) having a market value of at least four times the amount of the annual cash retainer for such director.

•
Our Chief Executive Officer is required to own, or acquire within five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation in connection with his employment with the company) having a market value of at least six times his then-current annual base salary (ownership requirement changed from five times base salary to six times base salary in February 2017).

•
Each named executive officer (other than the Chief Executive Officer) is required to own, or acquire within five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation in connection with his or her employment with the company) having a market value of at least three times his or her then-current annual base salary (ownership requirement changed from one times base salary to three times base salary in February 2017).

•
The required ownership level for each member of the Board, the Chief Executive Officer and the other named executive officers of the company shall be recalculated whenever such person’s level of base pay changes (for members of the Board, such director’s annual cash retainer), and as of January 1 of every third year; and, if such re-calculation results in an increased ownership amount being required under the above guidelines, then such person shall have five years from the date of the re-calculation to accumulate the incremental amount of the increase resulting from the re-calculation.

EXECUTIVE COMPENSATION

Compensation Recovery Policy
We adopted a clawback policy, even though the SEC has not yet issued final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement. Our policy currently provides that, in the event of (i) a financial statement restatement or (ii) a later determination that the figures upon which incentive compensation (equity compensation or cash) was calculated and paid to executive officers were in error (provided that in each case that an executive officer’s misconduct caused either the noncompliance that resulted in the restatement or the error in the figures upon which incentive compensation was calculated and paid), the Board may take action to recover the incentive compensation that was paid or vested (including gain from the sale of vested shares) during the three-year period preceding the restatement obligation or the determination of the error as noted above. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. We will also comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our policy to the extent required by law once the SEC adopts final regulations on the subject.
Anti-Hedging Policy
We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock. We adopted this policy as a matter of good corporate governance. Furthermore, by not allowing executives to engage in such transactions, they face the downside risk of a reduction in value of their unvested equity awards, and therefore pay from equity is more strongly correlated to stock price performance over the vesting period.
Agreements Providing for Change of Control and Severance Benefits
The employment of each of our named executive officers is “at will.” However, each of the current named executive officers has entered into an executive severance and arbitration agreement with the company. The executive severance and arbitration agreements of Mr. Finer, Mr. Halt and Ms. Sergeeff have substantially the same material terms, providing cash severance of up to twelve months of base pay, continuation of Welfare Benefits (as defined in the agreement) during the period in which cash severance is being paid, and accelerated vesting of certain equity-based compensation, only upon termination of employment by the company for any reason other than cause or by each officer with good reason in connection with a change in control of the company. The executive severance agreement of Mr. Carson provided for similar cash severance, accelerated vesting and benefit coverage as the other named executive officers described above in the event of a change in control, but differed from the other named executive officer’s agreements in that Mr. Carson’s executive severance and arbitration agreement generally provided: (i) certain of such severance benefits upon termination of his employment by the company without “cause” or his voluntary termination with good reason unrelated to any change in control of the company or by reason of death, and (ii) a “best after-tax results” provision if such payments upon a change in control results in an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). The severance agreement of Mr. Thompson provided for substantially the same terms as those of Mr. Finer, Mr. Halt and Ms. Sergeeff described above.

EXECUTIVE COMPENSATION

Additionally, each of Mr. Finer, Mr. Halt and Ms. Sergeeff (and, prior to his departure, Mr. Thompson) are eligible for severance benefits under the Executive Severance Plan we approved in July 2017 for certain designated company executive vice presidents and senior vice presidents. The plan provides for cash severance of twelve months of base salary, certain equity acceleration benefits and certain health and outplacement severance benefits to each such named executive officer, upon a termination of employment by the company for any reason other than cause or by each officer with good reason. The benefits under the plan are offset by any then-existing change in control severance agreements and subject to certain cessation upon commencement of new employment. The details of the Executive Severance Plan are discussed more fully in the section below entitled “Potential Payments upon Termination or Change of Control.”
As a result of Mr. Thompson’s resignation in October 2017, he was not eligible to receive any payments or benefits under his severance agreement, under the Executive Severance Plan or otherwise. Mr. Carson’s eligibility to receive any payments or benefits under his severance agreement will cease upon the end of his transition period following his cessation as President and Chief Executive Officer (or sooner if his employment is terminated by the company under certain circumstances) pursuant to his transition agreement, as described below.
In connection with his appointment as President and Chief Executive Officer, we entered into an executive severance and arbitration agreement with Mr. Rodriguez. The agreement provides, among other things, for severance benefits to Mr. Rodriguez upon (i) a termination by the company without cause or by Mr. Rodriguez for good reason at any time, (ii) a termination by the company without cause or by Mr. Rodriguez for good reason in connection with a change in control of the company and (iii) Mr. Rodriguez’s termination by the company as a result of death or disability. The severance benefits include cash payment of base salary, payment of some or all of annual performance bonus, acceleration of all or a portion of equity awards and certain welfare benefits, in varying degrees based on the reason for Mr. Rodriguez’s termination and are discussed more fully in the section below entitled “Potential Payments upon Termination or Change of Control.” Our Board of Directors determined that these severance benefits were necessary and appropriate in order to attract and retain Mr. Rodriguez.
In October 2017, we entered into a transition agreement with Mr. Carson as a result of his ceasing to serve as President and Chief Executive Officer and agreeing to continue to work in a strategic advisory capacity through the beginning of the second quarter of 2018 to assist Mr. Rodriguez in transition matters and to help advise the Board as requested. During this transition period, the agreement provides for continued base salary and bonus eligibility under the 2017 Executive Incentive Plan (but not the 2018 Executive Incentive Plan), continued vesting of equity awards in accordance with their terms and continued employee benefits. Following the end of the transition period, or sooner if Mr. Carson’s employment is terminated by the company prior to the end of the transition period, in exchange for Mr. Carson’s execution, delivery and non-revocation of a release of claims against the company and his continued assistance of the company during the following twelve month period on matters of historical knowledge, the transition agreement provides for continued base salary for twelve months, an amount equal to his target bonus (assuming full performance, but no over-performance, of targets) for the year in which Mr. Carson’s termination occurs and vesting acceleration of stock awards (other than performance-based awards and future grants of similar performance-based vesting shares) as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Mr. Carson had been in service for an additional twelve months and continued exercisability of stock options for up to twelve months, and certain welfare benefits as provided in Mr. Carson’s existing executive severance and arbitration agreement with the company. The terms of the transition agreement with Mr. Carson is discussed more fully in the section below

EXECUTIVE COMPENSATION

entitled “Potential Payments upon Termination or Change of Control.” The compensation committee carefully considered the severance and transition benefits for Mr. Carson, in consultation with Farient and considering peer company and market data, and determined the benefits described above were appropriate given Mr. Carson’s contractual benefits, historical compensation and performance, and his strategic transition services.
The amounts, terms and conditions of these change in control and severance rights reflect the arrangements between our named executive officers and the company at the time these awards and documents were entered into, the benefits provided by our peer companies to similarly situated executives, as well as our desire for internal pay equity among our executive officers. The compensation committee believes that the severance benefits and accelerated vesting offered to our named executive officers in the event of a termination of employment in connection with a change in control serves to minimize the distractions to our executive team and helps our named executive officers maintain a balanced perspective in making overall business decisions during periods of uncertainty and are structured so that an acquirer that wishes to retain our management team during a transition period or over the long term will have an opportunity to do so. In connection with the transition of our Chief Executive Officer in 2017, the compensation committee evaluated the executive severance benefits and, with the assistance of Farient and consideration of market data, determined to provide the non-change in control severance benefits under the Executive Severance Plan approved in 2017 to facilitate recruiting and leadership stability in the company’s management team.
401(k) Plan
Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation. Employee contributions are held and invested by the 401(k) plan’s trustee. Our 401(k) matching contribution program matches employee contributions at a rate of 50% up to 6% of eligible compensation and within the federal statutory limit under Section 401(a)(17). We believe that this benefit is consistent with the practices of our peer companies, and therefore is a necessary element of compensation in attracting and retaining employees.
Other Employee Benefits
We provide health insurance, dental insurance, life insurance, disability insurance, healthcare savings accounts, wellness program incentives, health club membership reimbursement and paid vacation time benefits to all of our employees, including our named executive officers on the same terms and conditions. We believe these benefits are consistent with the practices of our peer companies, and therefore necessary in attracting and retaining our employees.
In addition to the benefits listed above, the compensation committee provides, from time to time, limited business-related perquisites to our named executive officers. In considering potential perquisites, the compensation committee reviews the company’s cost of such benefits against the perceived value we receive. No such perquisites were approved or paid in 2017, except that, pursuant to his offer letter, we provided $35,000 on behalf of Mr. Rodriguez for his legal fees related to his offer letter and severance agreement. The compensation committee determined this benefit was necessary to induce Mr. Rodriguez to leave his then-current employer and commence employment with us and appropriate in light of market practices.

EXECUTIVE COMPENSATION

Tax Deductibility of Executive Compensation

Our compensation committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally limits the corporate tax deduction by a public company for compensation paid to its Chief Executive Officer and certain other named executive officers during any single year to $1 million per individual, unless, under tax laws in effect prior to January 1, 2018, certain requirements are met which qualify that compensation as performance-based under Section 162(m). The Tax Cuts and Jobs Act signed into law on December 22, 2017 (the “Tax Act”), among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date.
During taxable years beginning before January 1, 2018, the compensation committee could grant compensation intended to qualify as performance-based compensation. For example, under the company’s stock option plans, stock options and performance-based stock awards may be granted in a manner that satisfies the deductibility requirements of Section 162(m). However, we have not established a policy whereby all compensation paid to our named executive officers must be fully deductible. Rather, the deductibility of such compensation has been and will be one of the factors considered in establishing and implementing our executive compensation programs, along with the need to design compensation programs that appropriately motivate our senior management and our goal to attract and retain key executives by remaining competitive in our pay practices. For example, in 2017, the compensation committee deemed it desirable to retain adequate flexibility in designing compensation programs that motivate executives to achieve extraordinary results. Therefore, the 2017 Executive Incentive Plan was not structured to qualify as performance-based compensation under the Section 162(m) rules and so compensation payable thereunder may not be fully deductible by us in all circumstances.
Despite any of the compensation committee’s efforts in the past to structure compensation in a manner intended to be exempt from the Section 162(m) deduction limit as performance-based compensation, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, no assurance can be given that any previously granted compensation intended to satisfy the requirements for performance-based compensation will in fact qualify for such exception. The compensation committee will administer any awards granted prior to November 2, 2017 which qualify as performance-based compensation under Section 162(m), as amended by the Tax Act, in accordance with the transition rules applicable to binding contracts in effect on November 2, 2017, and will have the sole discretion to revise compensation arrangements to conform with the Tax Act and the compensation committee’s administrative practices, all without obtaining further stockholder approval. In addition, the compensation committee reserves the right to modify compensation that was initially intended to be exempt from the Section 162(m) deduction limit when it was granted if the compensation committee determines that such modifications are consistent with our business needs.

EXECUTIVE COMPENSATION

Accounting Considerations

The company accounts for equity compensation paid to our employees under the FASB ASC Topic 718 ("Topic 718"), which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is incurred. The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.
Compensation Program Risk Review

Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company.
Compensation Committee Report

The material in this compensation committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, other than in TiVo’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended December 31, 2017.
Respectfully submitted,
Members of the Compensation Committee

Glenn W. Welling (Chair)
Eddy Hartenstein
Daniel Moloney

COMPENSATION INFORMATION

SUMMARY COMPENSATION TABLE
The following table shows the compensation for the years ended December 31, 2017, 2016 and 2015 awarded to, earned by or paid to each person who served as our President and Chief Executive Officer in 2017, our Chief Financial Officer, our two other executive officers and a former executive officer who would have been a Named Executive Officer but for his resignation prior to December 31, 2017, each of whom has total 2017 compensation in excess of $100,000 (“Named Executives”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(2)(5)	(f)(6)	(g)(7)	(i)(8)	(j)
Enrique Rodriguez President and Chief Executive Officer (1)	2017	102,273	3,798,000	12,195,791	--	--	300	16,096,364

Thomas Carson Former President and Chief Executive Officer (2)	2017	625,000	--	95,959	731,107	625,000	10,500	2,087,566
	2016	625,000		3,496,695	1,015,570	793,750	10,350	5,941,365
	2015	620,833		4,468,632	1,917,816	537,500	10,350	7,555,131

Peter Halt Chief Financial Officer	2017	413,751	--	1,193,260	--	297,490	10,500	1,915,001
	2016	413,751		1,037,037	228,502	283,006	10,350	1,972,646
	2015	411,743		1,489,544	361,852	212,875	10,350	2,486,364
Dustin Finer Chief Administrative and Internal Operations Officer (3)	2017	391,498	--	664,269	--	237,933	8,937	1,302,637
	2016	391,498		809,052	126,162	285,842	10,787	1,623,341

Pamela Sergeeff EVP, General Counsel & Chief Compliance Officer	2017	372,550	--	952,466	--	252,192	8,937	1,586,145
	2016	355,100		691,358	152,338	283,681	8,508	1,490,985
	2015	351,750		1,117,158	226,158	174,798	8,508	1,878,372

Pete Thompson Former EVP and Chief Operating Officer (4)	2017	366,146	--	1,044,084	--	--	3,121	1,413,351
	2016	152,936		1,599,908	400,016	127,066	1,269	2,281,195

(1)
On November 13, 2017, Mr. Rodriguez was appointed Chief Executive Officer. Amounts disclosed under “Bonus” in 2017 represents incentive and deferred compensation at his former employer that he was forgoing and relocation expenses that he was incurring to accept our offer, $1,600,000 of which is subject to repayment under certain circumstances described above in “Compensation Discussion and Analysis – Executive Summary - CEO Transition."

(2)	Effective as of Mr. Rodriguez’s appointment as Chief Executive Officer on November 13, 2017, Mr. Carson ceased to serve as our Chief Executive Officer.

(3)	On June 16, 2016, Mr. Finer was appointed Chief Administrative and Internal Operations Officer effective July 1, 2016.

COMPENSATION INFORMATION

(4)	On August 31, 2016, Mr. Thompson was appointed Executive Vice President and Chief Operating Officer effective September 6, 2016. Effective October 6, 2017, Mr. Thompson resigned from his position.

(5)
Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of stock awards granted during the year indicated, and/or the incremental fair value associated with award modifications, as applicable and as described further below, measured in accordance with Topic 718. For a discussion of assumptions used to measure fair value, see Note 12, “Equity-based Compensation,” to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K. With respect to restricted stock units granted in 2016 and 2017 subject to market vesting conditions, the grant date fair value was measured using a Monte-Carlo simulation. As our restricted stock units are not dividend-protected, with respect to restricted stock units granted in 2017, 2016 and 2015 not subject to market vesting conditions, the fair value of restricted stock units was estimated based on the price of our common stock at the close of trading on the date of grant, reduced by the present value of dividends expected to be paid during the vesting period. These amounts do not necessarily correspond to the actual value that may be realized by the Named Executives. In December 2017, restricted stock units granted in 2016 and 2015 subject to performance vesting conditions were modified to be subject to a market vesting condition; the incremental fair value associated with this modification, under Topic 718, is as follows: Mr. Carson - $95,959; Mr. Finer - $17,939; and Ms. Sergeeff - $17,992. Assuming that the highest level of attainment will be achieved for awards subject to market vesting conditions, the aggregate maximum grant date fair value of awards granted in 2017 would be as follows: Mr. Rodriguez - $7,032,000; Mr. Halt - $1,299,749; Mr. Finer - $704,010; Ms. Sergeeff - $832,323; and Mr. Thompson - $1,137,260.

(6)
Amounts disclosed under “Option Awards”, other than with respect to Mr. Carson’s 2017 amount, represent the aggregate grant date fair value of option awards granted during the year indicated, measured in accordance with Topic 718. For a discussion of assumptions used to measure fair value, see Note 12, “Equity-based Compensation” to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K. With respect to options granted in 2016 and 2015, the grant date fair value was measured using the Black-Scholes-Merton option pricing formula. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers. With respect to Mr. Carson’s 2017 amount, in October 2017, outstanding options previously granted to Mr. Carson were modified to extend the post-termination exercise period thereof to one year and the amount shown is entirely comprised of the value of such modification.

(7)
Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent the individual and corporate performance component of the annual cash bonuses earned pursuant to the Executive Incentive Plan for services rendered in 2017. Such bonuses for services rendered in 2017 were paid in 2018.

(8)
Amounts disclosed under “All Other Compensation” consist of: (i) matching contributions we made on behalf of the Named Executives to our 401(k) plan and (ii) employer paid premiums for life insurance coverage.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2017 to the Named Executives.

COMPENSATION INFORMATION

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)(4)	Maximum ($)	Threshold (#)	Target (#)(5)(6)	Maximum (#)(5)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Enrique Rodriguez	12/1/2017	11/10/2017							310,423		0.001	5,163,791
	12/1/2017	11/10/2017					400,000	800,000			0.001	7,032,000
Thomas Carson	N/A	N/A	312,500	625,000	1,250,000
	10/4/2017 (7)											731,107 (8)
	12/11/2017 (9)											95,959 (10)
Peter Halt	N/A	N/A	134,611	269,222	538,444
	7/1/2017	6/4/2017							32,172		0.001	543,385
	7/1/2017	6/4/2017				16,086	32,172	64,344			0.001	649,874
Dustin Finer	N/A	N/A	107,662	215,324	430,648
	7/1/2017	6/4/2017							17,426		0.001	294,325
	7/1/2017	6/4/2017				8,713	17,426	34,852			0.001	352,005
	12/11/2017 (9)											17,939 (11)
Pamela Sergeeff	N/A	N/A	102,517	205,034	410,068
	3/1/2017	2/13/2017							10,554		0.001	188,706
	7/1/2017	6/4/2017							20,107		0.001	339,607
	7/1/2017	6/4/2017				10,054	20,107	40,214			0.001	406,161
	12/11/2017 (9)											17,922 (12)
Pete Thompson (13)	N/A	N/A
	7/1/2017	6/4/2017							28,150		0.001	475,454
	7/1/2017	6/4/2017				14,075	28,150	56,300			0.001	568,630

(1)
We award the individual and corporate components of cash bonuses pursuant to our 2017 Executive Incentive Plan. The 2017 Executive Incentive Plan provides for the award of such annual cash bonuses based upon the attainment of: (i) corporate performance based on specified revenue and operating income goals and (ii) individual performance based upon achievement of pre-established individual objectives. The table above reflects the target and maximum cash bonuses that each Named Executive could earn. The actual amount of the cash bonus attributable to corporate performance that was earned and paid to each of the Named Executives for fiscal year ended December 31, 2017 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2)
Other than with respect to Mr. Rodriguez, all restricted stock units and options granted to the Named Executives in 2017 were granted under the 2008 EIP. Restricted stock unit grants made to Mr. Rodriguez were granted pursuant to the 2008 TiVo Plan.

(3)
Amounts disclosed represent the aggregate grant date fair value of stock awards granted during the year and incremental fair value associated with modifications of previously granted equity awards, measured in accordance with Topic 718. For a discussion of valuation assumptions used to measure fair value, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2017 Annual Report on Form 10-K. With respect to restricted stock units granted in 2017 subject to market vesting conditions, the grant date fair value was measured using a Monte-Carlo simulation.

(4)	Amounts represent the target payout with respect to corporate performance under the 2017 Executive Incentive Plan assuming 100% achievement of target.

(5)	Represents the target and maximum number of shares that may be earned under the restricted stock units granted to Named Executives in 2017 subject to market vesting

COMPENSATION INFORMATION

conditions pursuant to the 2008 EIP, other than with respect to Mr. Rodriguez, which were granted pursuant to the 2008 TiVo Plan.

(6)	The award for Mr. Rodriguez does not vest unless performance is achieved at or above the target level.

(7)	Represents the date of modification of previously granted stock options to extend the post-termination exercise period thereof to one year.

(8)
Represents the incremental fair value associated with the modification of Mr. Carson’s previously granted stock options, as determined under Topic 718. See footnote 6 to “Summary Compensation Table" above.

(9)	Represents the date of modification of the 2015 and 2016 performance-based restricted stock unit awards.

(10)
Represents the incremental fair value associated with the modification of Mr. Carson's 2015 and 2016 performance-based restricted stock unit awards, as determined under Topic 718. See footnote 5 to "Summary Compensation Table" above.

(11)
Represents the incremental fair value associated with the modification of Mr. Finer's 2015 and 2016 performance-based restricted stock unit awards, as determined under Topic 718. See footnote 5 to "Summary Compensation Table" above.

(12)
Represents the incremental fair value associated with the modification of Ms. Sergeeff's 2015 and 2016 performance-based restricted stock unit awards, as determined under Topic 718. See footnote 5 to "Summary Compensation Table" above.

(13)	Awards to Mr. Thompson were forfeited in October 2017, along with his bonus eligibility under the 2017 Executive Incentive Plan, in connection with his departure from the company.
Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our continuing compensation plans and arrangements is set forth below.
Employment Agreements with Named Executives
Mr. Rodriguez. In November 2017, we appointed Mr. Rodriguez as the company’s President and Chief Executive Officer. On November 5, 2017 we entered into an offer letter agreement with Mr. Rodriguez under which, he is entitled to an annual base salary, currently set at $750,000 and is eligible to participate in the company’s 2017 Executive Incentive Plan (the “SECIP”) with a cash bonus target equal to 125% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. In connection with this appointment, on December 1, 2017, we granted Mr. Rodriguez a performance-based restricted stock unit award in the amount of 800,000 shares, with a target number of shares subject to the award of 400,000 shares (the “Target Number of Shares”) and the ability to vest in up to twice the Target Number of Shares based on (i) achievement of certain average annual total stockholder return targets (15%, 22.5%, and 30%), or (ii) achievement of certain company stock price targets ($28, $34, and $40), over the period between Mr. Rodriguez’s start date and

COMPENSATION INFORMATION

December 31, 2020. Pursuant to the offer letter agreement, subject to his continued employment with the company, Mr. Rodriguez will also receive various awards and payments in consideration of various cash compensation and equity awards at his former employer that Mr. Rodriguez had foregone, as well as certain expenses that he incurred, to accept the company’s offer. In addition, Mr. Rodriguez was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Mr. Carson. In December 2011, we appointed Mr. Carson as the company’s President and Chief Executive Officer. On December 14, 2011 we entered into an offer letter agreement with Mr. Carson under which, he is entitled to an annual base salary, currently set at $625,000 and unchanged from 2015, and was eligible to participate in the company’s SECIP with a cash bonus target equal to 100% of his base salary, with such percentage subject to change as determined by the company’s compensation committee and certain equity awards that are now fully vested. Also in December 2011, the company entered into an Amended and Restated Executive Severance and Arbitration Agreement with Mr. Carson, which supersedes and replaces Mr. Carson’s previous executive severance and arbitration agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.” Effective as of Enrique Rodriguez’s commencement of employment with the company on November 13, 2017, Mr. Carson ceased service as the company’s President and Chief Executive Officer. Mr. Carson will continue work in a strategic advisory capacity through the beginning of the second quarter of 2018 to assist Mr. Rodriguez in transition matters pursuant to Mr. Carson’s transition agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Mr. Finer. In June 2016, we appointed Mr. Finer as our Chief Administrative and Internal Operations Officer. Under the terms of Mr. Finer’s employment with the company, he is entitled to an annual base salary, currently set at $391,498, and is eligible to participate in the company’s SECIP with a cash bonus target equal to 55% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. In connection with this appointment, on July 1, 2016, we granted Mr. Finer: (i) options to purchase 7,407 shares of our common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter, (ii) a restricted stock unit award in the amount of 6,063 shares which will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, (iii) a performance based restricted stock unit award in the amount of 6,063 shares which are eligible to vest after the third anniversary of the grant date and the number of Performance-Based restricted stock units that vest shall be based on the achievement of the following two factors, each weighted equally: (a) a three-year relative TSR Factor and (b) three-year revenue CAGR/Margin Factor, and (iv) a restricted stock unit award in the amount of 15,159 shares which will vest over four (4) years with 50% vesting on the second anniversary of the grant date and 25% vesting on each of the third and fourth year anniversary of the grant date. Mr. Finer also had an existing Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.” On March 2, 2018, we announced that by mutual agreement reached on February 27, 2018, Mr. Finer will be leaving the company. The effective date for Mr. Finer’s departure has not been determined and Mr. Finer intends to continue to serve in his current position of Chief Administrative and Internal Operations Officer for the next several months to help ensure a smooth transition of his duties and as the company finds a new human resources leader.
Mr. Halt. In May 2012, we appointed Mr. Halt as our Chief Financial Officer, effective May 19, 2012. Under the terms of Mr. Halt’s employment, he is entitled to an annual base salary,

COMPENSATION INFORMATION

currently set at $413,751, and is eligible to participate in the company’s SECIP with a cash bonus target currently equal to 70% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. Also, Mr. Halt was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Ms. Sergeeff. In December 2013, we appointed Ms. Sergeeff as our Executive Vice President, General Counsel and Chief Compliance Officer, effective December 7, 2013. Under the terms of Ms. Sergeeff’s employment with the company, she is entitled to an annual base salary, currently set at $390,000, and is eligible to participate in the company’s SECIP with a cash bonus target equal to 55% of her base salary, with such percentage subject to change each year as determined by the company’s compensation committee. Ms. Sergeeff was also offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Mr. Thompson. In August 2016, we appointed Mr. Thompson as our Executive Vice President and Chief Operating Officer, effective September 6, 2016. Under the terms of Mr. Thompson’s employment with the company, he was entitled to an annual base salary of $475,000, and was eligible to participate in the company’s SECIP with a cash bonus target equal to 70% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. On October 1, 2016, we granted Mr. Thompson: (i) options to purchase 56,497 shares of our common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter and (ii) a restricted stock award in the amount of 82,135 shares which will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date. On October 4, 2017, Mr. Thompson notified the company of his resignation effective October 6, 2017. Mr. Thompson also entered into an Executive Severance and Arbitration Agreement with the company, but no payments were made under such agreement in light of his resignation.
2017 Executive Incentive Plan Cash Awards. Our 2017 Executive Incentive Plan provides for annual cash bonus award opportunities to reward executive officers for performance in the prior fiscal year. For more information regarding our 2017 Executive Incentive Plan, please see the section entitled “2017 Short-Term Incentive Compensation Decisions” in the Compensation Discussion and Analysis above.
2017 Equity Incentive Awards. During 2017, the Named Executives received restricted stock unit awards under the 2008 EIP, other than with respect to Mr. Rodriguez, which restricted stock units were granted pursuant to the 2008 TiVo Plan. The restricted stock unit awards granted to the Named Executive Officers in 2017 consisted of awards that vest over a four-year period and awards that vest upon specified performance goals, as further described under “2017 Long-Term Incentive Compensation Decisions in the Compensation Discussion and Analysis” section above.
Executive Severance Plan. Certain of our Named Executives are participants in our Executive Severance Plan as described under “Potential Payments upon Termination or Change of Control.”

COMPENSATION INFORMATION

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executives as of December 31, 2017.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Enrique Rodriguez						310,423(14)	4,842,599	800,000(19)	12,480,000
Thomas Carson	40,000			54.10	3/1/2018	105,944 (15)	1,652,726	84,000(20)	1,310,400
	300,000			24.56	1/3/2019			65,057(21)	1,014,889
	126,562	8,438(1)		24.84	4/6/2019
	145,750	66,250(2)		24.88	4/6/2019
	43,157	55,488(3)		23.44	4/6/2019
Peter Halt	75,000			23.48	6/1/2019	83,148 (16)	1,297,109	32,172(22)	501,883
	21,562	1,438 (4)		24.84	3/1/2021
	27,500	12,500 (5)		24.88	3/1/2022
	9,710	12,485 (6)		23.44	3/1/2023
Dustin Finer	60,000			23.48	6/1/2019	58,458 (17)	911,945	21,000(20)	327,600
	21,562	1,438 (7)		24.84	3/1/2021			6,099(21)	95,144
	17,187	7,813 (8)		24.88	3/1/2022			6,063 (21)	94,583
	3,237	4,161 (9)		23.44	3/1/2023			17,426 (22)	271,846
	2,623	4,784(10)		15.54	7/1/2023
Pamela Sergeeff	17,343	1,157 (11)		24.84	3/1/2021	62,810(18)	979,836	21,000(20)	327,600
	17,187	7,813 (12)		24.88	3/1/2022			12,198 (21)	190,289
	6,474	8,323 (13)		23.44	3/1/2023			20,107 (22)	313,669
Pete Thompson (23)	14,125			19.48	10/1/2023

(1)	Of the shares underlying unvested options, approximately 2,813 will vest on the 1st of each month through March 1, 2018.

(2)	Of the shares underlying unvested options, approximately 4,417 will vest on the 1st of each month through April 1, 2018 and 48,584 will vest on April 6, 2018.

(3)	Of the shares underlying unvested options, 2,055 will vest on the 1st of each month through April 1, 2018, and 24,661 will vest on April 6, 2018 and 22,606 will be forfeited on April 6, 2018.

(4)	Of the shares underlying unvested options, approximately 480 will vest on the 1st of each month through March 1, 2018.

(5)	Of the shares underlying unvested options, approximately 833 will vest on the 1st of each month through March 1, 2019.

(6)	Of the shares underlying unvested options, approximately 462 will vest on the 1st of each month through March 1, 2020.

COMPENSATION INFORMATION

(7)	Of the shares underlying unvested options, approximately 480 will vest on the 1st of each month through March 1, 2018.

(8)	Of the shares underlying unvested options, approximately 521 will vest on the 1st of each month through March 1, 2019.

(9)	Of the shares underlying unvested options, approximately 154 will vest on the 1st of each month through March 1, 2020.

(10)	Of the shares underlying unvested options, approximately 154 will vest on the 1st of each month through July 1, 2020.

(11)	Of the shares underlying unvested options, approximately 386 will vest on the 1st of each month through March 1, 2018.

(12)	Of the shares underlying unvested options, approximately 521 will vest on the 1st of each month through March 1, 2019.

(13)	Of the shares underlying unvested options, approximately 308 will vest on the 1st of each month through March 1, 2020.

(14)
These shares vest as follows: 53,584 shares on January 28, 2019; 52,347 shares on January 29, 2019; 63,968 shares on August 2, 2019; 65,205 shares on January 26, 2020; 53,584 shares on January 28, 2020; and 21,375 shares on January 26, 2021.

(15)	These shares vest as follows: 56,481 shares on March 1, 2018; 35,231 shares on April 6, 2018; and 14,232 shares will be forfeited on April 6, 2018.

(16)
These shares vest as follows: 29,784 shares on March 1, 2018; 8,043 shares on July 1, 2018; 16,617 shares on March 1, 2019; 8,043 shares on July 1, 2019; 4,575 shares on March 1, 2020; 8,043 shares on July 1, 2020; and 8,043 on July 1, 2021.

(17)
These shares vest as follows: 13,025 shares on March 1, 2018; 13,452 shares on July 1, 2018; 6,775 shares on March 1, 2019; 9,663 shares on July 1, 2019; 1,525 shares on March 1, 2020; 9,661 shares on July 1, 2020; and 4,357 shares on July 1, 2021.

(18)
These shares vest as follows: 5,277 shares on January 1, 2018; 20,800 shares on March 1, 2018; 5,026 shares on July 1, 2018; 5,277 on January 1, 2019; 8,299 shares on March 1, 2019; 5,027 shares on July 1, 2019; 3,050 shares on March 1, 2020; 5,027 shares on July 1, 2020; and 5,027 shares on July 1, 2021.

(19)	These shares are eligible to vest on March 1, 2021 based on the achievement of a three-year relative TSR metric of percentile ranking against a peer group established by our compensation committee.

(20)	These shares are eligible to vest on March 1, 2018 based on the achievement of a three-year relative TSR metric of percentile ranking against a peer group established by our compensation committee.

(21)	These shares are eligible to vest on March 1, 2019 based on the achievement of a three-year relative TSR metric of percentile ranking against a peer group established by our compensation committee.

COMPENSATION INFORMATION

(22)	These shares are eligible to vest on March 1, 2020 based on the achievement of a three-year relative TSR metric of percentile ranking against a peer group established by our compensation committee.

(23)	Awards to Mr. Thompson are subject to a post-termination exercise period ending on January 6, 2018.
Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2017 certain information regarding option exercises and stock awards accrued on vesting during the last fiscal year with respect to the Named Executives:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Enrique Rodriguez	--	--	--	--
Thomas Carson	--	--	233,505	4,424,686
Peter Halt	--	--	98,093	1,858,764
Dustin Finer	--	--	82,848	1,569,432
Pamela Sergeeff	--	--	45,245	857,347
Pete Thompson	--	--	20,533	407,560

(1)	Represents the vesting of restricted stock.

(2)
The value realized is based on the closing price of our common stock on the vest date multiplied by the number of restricted stock or restricted stock units vested, less the par value of the stock issued.

Potential Payments upon Termination or Change of Control

We entered into executive severance and arbitration agreements with: (i) Mr. Finer, Mr. Halt and Ms. Sergeeff following the expiration of their original executive severance and arbitration agreements (see Exhibit 10.22 to the company’s Annual Report on Form 10-K filed with the SEC on February 27, 2018); and (ii) Mr. Thompson with his appointment as Executive Vice President and Chief Operating Officer. Under the agreements, in the event of a change in control of TiVo, each of these executives is entitled to receive minimum severance payments in the form of up to twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment by the company for any reason other than cause or by the executive with good reason within 90 days prior or 12 months following a change in control of the company. In addition, upon such event all unvested stock awards held by these executives shall become immediately vested. The only severance payments payable to these executives are those that require (1) a change in control of TiVo and (2) the executive’s termination of employment by the company without cause or by the executive with good reason. The executives are also entitled to receive all welfare benefits we have provided to them immediately prior to a change in control during the period we are obligated to make their severance payments, or if sooner, until the executive is entitled to welfare benefits from any entity employing the executive after the executive’s employment with the company terminates. The

COMPENSATION INFORMATION

executive’s right to receive benefits under these agreements, including the executive’s right to exercise any options that have accelerated under these agreements, will cease if the executive accepts employment with one of our competitors. In addition, the executive agrees not to solicit, for one year following termination, any employee of ours to work for another business.
We originally entered into an executive severance and arbitration agreement with Mr. Carson in December 2009 to replace his employment agreement and align his benefits with those of the Named Executives other than the Chief Executive Officer. In connection with Mr. Carson’s appointment as President and Chief Executive Officer, on December 14, 2011, the company entered into an amended and restated executive severance and arbitration agreement with Mr. Carson (see Exhibit 10.2 to the company’s Current Report on Form 8-K filed with the SEC on December 16, 2011). The agreement provides, among other things, that if, at any time, the company terminates Mr. Carson’s employment without cause, and other than as a result of Mr. Carson’s death or disability, or Mr. Carson resigns for good reason, then: (i) the company shall continue to pay Mr. Carson at his regular base pay and shall provide certain welfare benefits for a period of 12 months immediately following the termination of employment; (ii) the company shall pay Mr. Carson an amount equal to Mr. Carson’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the year in which Mr. Carson’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date; and (iii) stock awards (other than performance-based awards and future grants of similar performance-based vesting shares) held by Mr. Carson as of the date of termination will immediately vest and become exercisable as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Mr. Carson had been in service for an additional twelve months after the termination date. Additionally, in the event that a change in control of the company occurs and, within the period beginning 90 days before the date of the change in control and ending 12 months thereafter, Mr. Carson’s employment either is terminated by the company without cause or Mr. Carson voluntarily terminates his employment with the company with good reason: (i) the company shall pay Mr. Carson the severance benefits discussed above; provided, that if Mr. Carson commences within such 12 month period new employment with compensation that is substantially comparable to such severance pay, Mr. Carson’s salary continuation and welfare benefits shall cease on the later of the date six months after the termination of employment with the company or the date Mr. Carson commences new employment; and (ii) all stock awards held by Mr. Carson as of the date of termination will immediately vest and become exercisable. Payment of the severance benefits is conditioned, among other things, on Mr. Carson delivering an effective, general release of claims in favor of the company and on his resignation from our Board of Directors. On October 4, 2017, we entered into a transition agreement with Mr. Carson, the terms of which are described below.
We entered into an offer letter and an executive severance and arbitration agreement with Mr. Rodriguez in connection with his appointment as President and Chief Executive Officer, on November 13, 2017 (see Exhibits 10.1 and 10.2, respectively, to the company’s Current Report on Form 8-K filed with the SEC on November 13, 2017). The agreement provides, among other things, for severance payments to Mr. Rodriguez under certain conditions as follows:
If, at any time, the company terminates Mr. Rodriguez’s employment without Cause (as defined in the agreement) and other than as a result of Mr. Rodriguez’s death or Disability (as defined in the agreement), or Mr. Rodriguez resigns for Good Reason (as defined in the agreement), and in each case such termination is not a termination in anticipation of or following a Change in Control (as defined in the agreement), then: (i) the company shall continue to pay Mr. Rodriguez at his regular base pay for a period of 12 months immediately following such termination; (ii) the company shall pay Mr. Rodriguez an amount equal to 125% of his annual

COMPENSATION INFORMATION

base salary, in a lump sum, on the 90th day following such termination; (iii) if such termination occurs on or after July 1 but on or before December 31 of any fiscal year, the company shall pay Mr. Rodriguez a prorated amount of Mr. Rodriguez’s SECIP bonus for such fiscal year, as determined by the compensation committee of our Board of Directors based on achievement of the applicable performance goals and the number of days Mr. Rodriguez was employed by the company during the year in which his termination occurs, payable in a lump sum, less applicable deductions and withholdings, no later than March 15th of the year following the year of such termination (and if such termination occurs after December 31 but prior to the date that SECIP bonuses are paid for the fiscal year just ended, the company shall pay Mr. Rodriguez the full amount of his SECIP bonus, as determined by the compensation committee of our Board of Directors based on achievement of the applicable performance goals, with such amount to be paid in a lump sum on the 90th day following such termination); (iv) the company will accelerate the vesting of the six Replacement RSUs that are outstanding and unvested as of the termination date, with such acceleration to be effective as of the 90th day following Mr. Rodriguez’s separation from service; (v) the company will accelerate a portion of the Front-Loaded Performance RSU, if it is outstanding and unvested as of the date of such termination, for a number of shares equal to the greater of (1) the Target Number of Shares (400,000), multiplied by the applicable percentage of the Target Number of Shares that would otherwise vest based on Average Annual TSR (as determined by the Compensation Committee) through his employment period, multiplied by the percentage of the original performance period during which Mr. Rodriguez was employed, and (2) the number of TiVo Stock Price Achievement Shares (as defined in Mr. Rodriguez’s Offer Letter) that became eligible to vest prior to the date of termination, multiplied by the percentage of the original performance period during which Mr. Rodriguez was employed, with such acceleration to be effective as of the 90th day following Mr. Rodriguez’s separation from service; (vi) the company will accelerate any annual equity award that is outstanding and unvested as of the termination date and that vests based solely on continued service to the company as if Mr. Rodriguez had remained in continuous service to the company for an additional 12 months, with such acceleration to be effective as of the 90th day following Mr. Rodriguez’s separation from service; and (vii) during the period in which the company is obligated to pay salary continuation pursuant to clause (i) above, the company shall provide Mr. Rodriguez (and his spouse and other qualified dependents, if any) all Welfare Benefits (as defined in the agreement) that the company provided to Mr. Rodriguez immediately prior to his termination. Payment of the severance benefits is conditioned, among other things, on Mr. Rodriguez’s execution, delivery and non-revocation of a release of claims against the company.
In the event that a Change in Control occurs and, within the period beginning 90 days before the date of the Change in Control and ending 24 months thereafter, Mr. Rodriguez’s employment either is terminated by the company without Cause and other than as a result of Mr. Rodriguez’s death or Disability, or Mr. Rodriguez resigns for Good Reason, then: (i) the company shall continue to pay Mr. Rodriguez at his regular base pay for a period of 24 months immediately following such termination; (ii) the company shall pay Mr. Rodriguez an amount equal to 250% of his annual base salary, in a lump sum, on the 90th day following such termination; (iii) if such termination occurs on or after July 1 but on or before December 31 of any fiscal year, the company shall pay Mr. Rodriguez a prorated amount of Mr. Rodriguez’s target SECIP bonus for such fiscal year based on the number of days Mr. Rodriguez was employed by the company during the year in which his termination occurs, payable in a lump sum, less applicable deductions and withholdings, on the 90th day following such termination (and if such termination occurs after December 31 but prior to the date that SECIP bonuses are paid for the fiscal year just ended, the company shall pay Mr. Rodriguez the full amount of his SECIP bonus, as determined by the compensation committee of our Board of Directors based on achievement of the applicable performance goals, with such amount to be paid in a lump sum on the 90th day following such termination); (iv) the company will accelerate the vesting of the six Replacement

COMPENSATION INFORMATION

RSUs that are outstanding and unvested as of the termination date, with such acceleration to be effective as of the 90th day following Mr. Rodriguez’s separation from service; (v) the company will accelerate a portion of the Front-Loaded Performance RSU, if it is outstanding and unvested as of the date of such termination, for a number of shares equal to the greater of (1) the Target Number of Shares (400,000), multiplied by the greater of (x) 100% and (y) the applicable percentage of the Target Number of Shares that would otherwise vest based on Average Annual TSR (as determined by the Compensation Committee) from the date of his commencement of employment to the date immediately prior to the Change in Control, and (2) the number of TiVo Stock Price Achievement Shares (as defined in Mr. Rodriguez’s Offer Letter) that became eligible to vest prior to the date of termination, with such acceleration to be effective as of the 90th day following Mr. Rodriguez’s separation from service; (vi) the company will fully accelerate any annual equity award that is outstanding and unvested as of the termination date and that vests based solely on continued service to the company, with such acceleration to be effective as of the 90th day following Mr. Rodriguez’s separation from service; (vii) the company will accelerate any annual equity award that is outstanding and unvested as of the termination date and that vests on a performance basis in an amount equal to (1) the number of shares that would vest under the award upon achievement of the applicable performance goals at the target level, multiplied by the greater of (x) 100% and (y) the percentage of such target number of shares that would otherwise vest based on achievement of the applicable performance goals if the applicable performance period ended on the date immediately prior to the Change in Control (as determined by the Compensation Committee), multiplied by the percentage of the applicable performance period during which Mr. Rodriguez was employed by the company, with such acceleration to be effective as of the 90th day following Mr. Rodriguez’s separation from service; and (viii) during the period in which the company is obligated to pay salary continuation pursuant to clause (i) above, the company shall provide Mr. Rodriguez (and his spouse and other qualified dependents, if any) all Welfare Benefits (as defined in the Severance Agreement) that the company provided to Mr. Rodriguez immediately prior to his termination. Payment of the severance benefits is conditioned, among other things, on Mr. Rodriguez’s execution, delivery and non-revocation of a release of claims against the company.
In the event that Mr. Rodriguez’s employment is terminated by the company as a result of Mr. Rodriguez’s death or Disability, then: (i) if such termination occurs on or after July 1 but on or before December 31 of any fiscal year, the company shall pay Mr. Rodriguez or his estate a prorated amount of Mr. Rodriguez’s SECIP bonus for such fiscal year, as determined by the compensation committee of our Board of Directors based on achievement of the applicable performance goals and the number of days Mr. Rodriguez was employed by the company during the year in which his termination occurs, payable in a lump sum, less applicable deductions and withholdings, no later than March 15th of the year following the year of such termination (and if such termination occurs after December 31 but prior to the date that SECIP bonuses are paid for the fiscal year just ended, the company shall pay Mr. Rodriguez or his estate the full amount of his SECIP bonus, as determined by the compensation committee of our Board of Directors based on achievement of the applicable performance goals, with such amount to be paid in a lump sum on the 90th day following such termination); (ii) the company will accelerate the vesting of the six Replacement RSUs that are outstanding and unvested as of the termination date, with such acceleration to be effective as of the 90th day following Mr. Rodriguez’s separation from service; and (iii) the company will accelerate a portion of the Front-Loaded Performance RSU, if it is outstanding and unvested as of the date of such termination, for a number of shares equal to the greater of (1) the Target Number of Shares (400,000), multiplied by the applicable percentage of the Target Number of Shares that would otherwise vest based on Average Annual TSR (as determined by the Compensation Committee), multiplied by the percentage of the original performance period during which Mr. Rodriguez was employed, and (2) the number of TiVo Stock Price Achievement Shares (as defined in Mr.

COMPENSATION INFORMATION

Rodriguez’s Offer Letter) that became eligible to vest prior to the date of termination, multiplied by the percentage of the original performance period during which Mr. Rodriguez was employed, with such acceleration to be effective on the date that the Compensation Committee certifies the Average Annual TSR and the TiVo Stock Price, which certification shall occur no later than the earlier of (a) the first regularly scheduled Compensation Committee meeting following the end of the performance period and (b) March 15, 2021. Payment of the severance benefits is conditioned, among other things, on Mr. Rodriguez’s or his successors’ execution, delivery and non-revocation of a release of claims against the company.
In July 2017, we approved an Executive Severance Plan (the “2017 Plan”) for certain company executive vice presidents and senior vice presidents designated by the committee, including the following Named Executives: (i) Mr. Finer (ii) Ms. Sergeeff and (iii) Mr. Thompson. Under the terms of the 2017 Plan, upon termination of employment by the company for any reason other than cause or by the 2017 Plan participant with good reason (each, a “Termination Event”), each designated executive vice president is entitled to receive up to twelve (12) months of base salary (excluding bonus) and each designated senior vice president is entitled to receive up to six (6) months of base salary (excluding bonus), along with certain health and outplacement severance benefits, subject in each case to offset of benefits provided under any then-existing change in control severance agreements. If the 2017 Plan participant commences new employment within the time period in which benefits are payable under the 2017 Plan, the salary, health and outplacement severance benefits shall cease on the later of (i) the date on which 50% of the severance pay has been paid or (ii) the date on which the Plan participant commences new employment. In addition to the 2017 Plan benefits, upon a Termination Event, (i) the vesting of non-performance-based equity awards held by the designated executive will be accelerated by twelve (12) months and (ii) performance-based equity awards held by the designated executive will vest, if the Termination Event occurs within the last twelve (12) months of a given performance-based award’s performance period, if and to the extent that the performance criteria are achieved for the entire performance period of such original award. A 2017 Plan participant’s right to receive benefits under the 2017 Plan is conditioned, among other things, on the participant (i) timely executing an effective release of claims against the company following the Termination Event, and (ii) agreeing not to solicit, for two years following the Termination Event, any employee of the company to work for another business.
Other than Mr. Rodriguez, none of our Named Executives is entitled to any payments from the company in the event his or her employment by the company terminates as a result of death or disability.
In the event that the company had terminated the employment of Mr. Halt, Ms. Sergeeff, or Mr. Finer without “cause” or any of such executives had voluntarily terminated with good reason on December 31, 2017, and this was within 90 days prior or 12 months following a change in control of the company, then: (i) Mr. Halt would be entitled to salary continuation having a value of $413,751, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,798,992, and healthcare benefit continuation having a value of $31,778, for a total value of $2,244,521; (ii) Ms. Sergeeff would be entitled to salary continuation having a value of $390,000, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,811,394, and healthcare benefit continuation having a value of $12,187, for a total value of $2,213,581 and (iii) Mr. Finer would be entitled to salary continuation having a value of $391,498, accelerated vesting of stock options having a value of $287, accelerated vesting of restricted stock having a value of $1,701,118, and healthcare benefit continuation having a value of $25,528, for a total value of $2,213,581.

COMPENSATION INFORMATION

In October 2017, Mr. Thompson resigned from his position as the company’s chief operating officer effective October 6, 2017. Therefore, as of December 31, 2017, Mr. Thompson was not eligible to receive any payments under his executive severance and arbitration agreement or the 2017 Plan.
In November 2017, effective as of Mr. Rodriguez’s appointment as the company’s President and Chief Executive Officer, Mr. Carson ceased to serve as the company’s President and Chief Executive Officer. Pursuant to a transition agreement entered into in October 2017, Mr. Carson agreed to work in a strategic advisory capacity from the date of Mr. Rodriguez’s appointment through the beginning of the second quarter of 2018, reporting to the company’s chairman of the Board, to assist Mr. Rodriguez in transition matters and to help advise the Board as requested. In connection with that agreement, during the transition period, Mr. Carson’s base salary and 2017 SECIP bonus eligibility remain unchanged, unvested equity awards continue to vest in accordance with their terms, and standard health, welfare and other employee benefits shall continue; provided that Mr. Carson is not eligible to participate in the 2018 SECIP. Following the end of the transition period, or sooner if Mr. Carson’s employment is terminated by the company prior to the end of the transition period, in exchange for Mr. Carson’s execution, delivery and non-revocation of a release of claims against the company and his continued assistance of the company during the following twelve month period on matters of historical knowledge, Mr. Carson shall be paid: (i) an amount equal to twelve months of base salary (having a value of $625,000), less applicable deductions and withholdings, paid over such twelve-month period; (ii) the company shall pay Mr. Carson an amount equal to Mr. Carson’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the year in which Mr. Carson’s termination occurs (having a value of $625,000), payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date; (iii) stock awards (other than performance-based awards and future grants of similar performance-based vesting shares) held by Mr. Carson as of the date of termination will immediately vest and become exercisable as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Mr. Carson had been in service for an additional twelve months after the termination date, and vested stock options (after taking into account any acceleration) may be exercised for a period of twelve months following Mr. Carson’s date of termination (accelerated vesting of stock options having a value of $0 and restricted stock having a value of $549,604, in each case based on the closing price of our common stock on December 31, 2017); and (iv) the company shall provide certain Welfare Benefits as provided in Mr. Carson’s existing executive severance and arbitration agreement with the company (having a value of $27,299), for a total value of $1,826,903. The company shall also continue to provide Mr. Carson with directors’ and officers’ liability insurance as to insurable events which occurred while Mr. Carson was a director or officer of the company or its subsidiaries, and Mr. Carson’s indemnification agreement with the company shall continue with respect to claims arising out of his employment with the company as provided thereunder.
In the event the company had terminated Mr. Rodriguez’s employment without cause, or Mr. Rodriguez resigned for good reason on December 31, 2017, then Mr. Rodriguez would be entitled to regular base pay, target bonus and certain welfare benefits for a period of 12 months immediately following the termination of employment having a total value of $6,670,885 comprised of the following: (i) salary continuation having a value of $1,687,500; (ii) a target bonus payment of $123,288; (iii) accelerated vesting of restricted stock having a value of $4,842,599; and (iv) healthcare benefit continuation having a value of $17,498; provided, however, if such termination or resignation took place within a period beginning 90 days before or 12 months after a change in control: these amounts would be adjusted in accordance with Mr. Rodriguez’s executive severance and arbitration agreement as described above if, within the 12 month period immediately following his termination of employment, Mr. Rodriguez commences new

COMPENSATION INFORMATION

employment with compensation that is substantially comparable to his severance pay, and all stock awards held by Mr. Rodriguez as of the date of termination would immediately vest and become exercisable, with additional accelerated vesting of restricted stock having a value of $11,082,599.
CEO Pay Ratio Disclosure

For 2017, the median of the annual total compensation of all employees of our company (other than our CEO) was $110,042 and the annual total compensation of our President and Chief Executive Officer, Enrique Rodriguez, was $16,744,091. Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 152 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

During 2017, Mr. Carson served as our President and Chief Executive Officer until November 13, 2017, at which time Mr. Rodriguez was appointed our President and Chief Executive Officer. As permitted by SEC rules, we chose to use the annual total compensation of Mr. Rodriguez, who was serving as our Chief Executive Officer on December 31, 2017, to calculate our pay ratio. We determined Mr. Rodriguez’s annual total compensation for the fiscal year ended December 31, 2017 was $16,744,091, which, as required by SEC rules, includes his annualized base salary for 2017. Because we are required to annualize his compensation for purposes of this disclosure, Mr. Rodriguez’s annual total compensation is greater than the total compensation as reported for him in our 2017 Summary Compensation Table. As described above in our Compensation Discussion and Analysis under “CEO Transition,” in addition to the compensation granted and earned during 2017 for his service as our President and Chief Executive Officer, Mr. Rodriguez’s annual total compensation for 2017 reflects certain transition-related awards and payments in consideration of various cash compensation and equity awards at his former employer that he was foregoing, as well as certain expenses that he was incurring (together the “Transition Payments”), to accept our employment offer as well as a new-hire performance-based RSU award that was front-loaded to provide him with a meaningful equity stake in the company.

If we were to omit the Transition Payments, Mr. Rodriguez’s 2017 annual total compensation (assuming a full year of base salary and full year bonus payment based on actual 2017 results) would have been $8,851,050. Using this amount, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees would have been 80 to 1. This amount includes the $7,032,000 front-loaded performance-based RSU grant designed to vest, if at all, based on the achievement of significant TSR or stock price appreciation as described above in the section entitled “Employment Agreements with Named Executives.”

Because the annual equity grants going forward are expected to be lower than a typical long-term incentive award during the three-year performance period in light of the front-loaded grant already made, we anticipate that Mr. Rodriguez’s annual total compensation for 2018 will be significantly lower than his annual total compensation for 2017 as reported in our 2017 Summary Compensation Table and, consequently, our 2018 pay ratio will be lower than our 2017 pay ratio.

To identify our median employee, we calculated annual base pay and the grant date fair value of equity awards for the 12-month period from January 1, 2017 through December 31, 2017. For simplicity, we calculated annual base pay using a reasonable estimate of the hours worked during 2017 for hourly employees and actual salary paid for our remaining employees. We

COMPENSATION INFORMATION

annualized base pay for any full-time and part-time employees who commenced work during 2017. Equity awards granted during the year were included using the same methodology we use for our named executive officers in our Summary Compensation Table. Once we had formulated a distribution of our employee population based on annual base pay and equity awards, we then added the actual annual cash incentive bonuses for the employees within a reasonable range of the middle of our employee population to identify the median employee.

In determining our employee population, we considered the employees of our subsidiaries and all of our worldwide employees other than our Chief Executive Officer, whether employed on a full-time, part-time, temporary or seasonal basis as of December 31, 2017. We did not include any contractors or other non-employee workers in our employee population. We did not make any cost-of-living adjustment.

Using this approach, we selected the individual at the median of our employee population, who was a Senior Software Developer based in the United States. We then calculated annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table (which excludes any retirement and health benefits).

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
Non-Employee Director Compensation Philosophy

Our non-employee director compensation philosophy is based on the following guiding principles:

•	Aligning the long-term interests of stockholders and directors; and

•	Compensating directors appropriately and adequately for their time, effort and experience.
The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending company meetings. The targeted competitive position for total annual compensation for our non-employee directors is at the 50th percentile of peers. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity.
Each year, our compensation committee reviews non-employee director compensation levels with its compensation consultant and recommends to our Board, as it deems appropriate, changes to such compensation levels. Our director compensation for fiscal 2017 is described below.
Non-Employee Director Compensation for Fiscal 2017

For 2017, each of the company’s non-employee directors, except for the chairman of the Board, received an annual cash retainer of $46,000, and the chairman of the Board received an annual cash retainer of $96,000. Each director serving on the committees of the Board of Directors received annual cash retainers in the following amounts: the chair of the audit committee received $23,500; each other member of the audit committee received $10,000; the chair of the compensation committee received $18,500; each other member of the compensation committee received $9,000; the chair of the corporate governance and nominating committee received $10,000; and each other member of the corporate governance and nominating committee receive $5,000. The company does not pay, and directors do not receive, any “per-meeting” fees as the annual retainer and respective committee fees are ascertained to provide proper compensation for board duties irrespective of the number of meetings held. The company does not pay, and directors do not receive, any fees for serving on the strategy committee of the board. Non-employee directors are also reimbursed for customary and usual travel expenses incurred attending company meetings.
For 2017, cash retainers payable to the each of the company’s non-employee directors, were paid in arrears for prior quarters, in four quarterly installments, i.e. on April 1 for first quarter service; July 1 for the second quarter service; October 1 for the third quarter service and January 2 for fourth quarter service. If a board member ceases serving prior to the end of a quarter, such board member’s retainer payment would be pro-rated for the time served during the quarter. Non-employee directors have the option to receive their board retainers in cash or in equity (in the form of fully-vested restricted stock), with an annual election form to be completed prior to the beginning of the year.

DIRECTOR COMPENSATION

Stock Awards. Each non-employee director also received restricted stock under the 2008 EIP. On July 1, 2017, each non-employee director, provided that he or she continued to serve as a member of the Board of Directors, received an automatic annual restricted stock grant for the number of shares with a market value equal to $160,000 on the grant date. The restricted stock has a purchase price equal to $0.001 per share, with all of the shares vesting on the one-year anniversary of the Board grant date, in each case provided that such member remains on our Board of Directors through the applicable vesting date.
Non-Employee Director Limitation. The aggregate value of all compensation paid or granted to any non-employee director for services on the company’s board with respect to any fiscal year beginning with 2016, including awards granted under the 2008 EIP and cash fees paid by the company to such non-employee director, shall not exceed $700,000 in total value, calculating the value of any equity awards based on the grant date fair value of such awards for financial reporting purposes. The board may make exceptions to this limit in extraordinary circumstances, as the board determines in its discretion, provided that the director who is granted or paid such additional compensation may not participate in the decision to grant or pay such compensation.
The table below summarizes the compensation paid by the company to our non-employee directors for the fiscal year ended December 31, 2017.
DIRECTOR COMPENSATION FOR FISCAL YEAR 2017

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total (1)(h)
Alan L. Earhart	74,500	159,990					234,490
Eddy W. Hartenstein	13,750	201,213					214,963
Jeffrey T. Hinson	56,000	159,990					215,990
N. Steven Lucas	32,500	--					32,500
James E. Meyer	106,000	159,990					265,990
Daniel Moloney	50,500	159,990					210,490
Raghavendra Rau	56,000	159,990					215,990
Glenn W. Welling	--	224,457					224,457

(1)
Amounts disclosed under "Stock Awards" represent the aggregate grant date fair value of restricted stock awards granted during 2017. As our restricted stock awards are not dividend-protected, the fair value of restricted stock awards is estimated based on the price of our common stock at the close of trading on the date of grant, reduced by the present value of dividends expected to be paid during the vesting period. All non-employee directors were each granted restricted stock awards in the following amounts: Mr. Earhart - 8,579 shares, Mr. Hartenstein - 10,741 shares, Mr. Hinson - 8,579 shares, Mr. Lucas - 0 shares, Mr. Meyer - 8,579 shares, Mr. Moloney - 8,579 shares, Mr. Rau - 8,579 shares and Mr. Welling - 11,886 shares. The restricted stock has a purchase price equal to $0.001 per share, par value.

DIRECTOR COMPENSATION

As of December 31, 2017, the directors held the following unvested restricted stock: Mr. Earhart - 8,579 shares; Mr. Hartenstein - 24,608 shares; Mr. Hinson - 8,579 shares; Mr. Meyer - 8,579 shares; Mr. Moloney - 8,579 shares; Mr. Rau - 17,780 shares; and Mr. Welling - 17,780 shares.
As of December 31, 2017, the following directors held the following options: Mr. Earhart - 15,000, all of which are exercisable; and Mr. Meyer - 15,000 shares, all of which are exercisable. Messrs. Hartenstein, Hinson, Moloney, Rau and Welling do not hold any outstanding options.
Employee Director Compensation for Fiscal 2017

Mr. Rodriguez is an employee, and, accordingly, received salary as disclosed in the “Summary Compensation Table” above. Mr. Carson was an employee during 2017, and, accordingly, received salary as disclosed in the “Summary Compensation Table” above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
From January 1, 2017 to the date of this report, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, nominee for director, 5% beneficial owner of our common stock or member of their immediate family had or will have a direct or indirect material interest, except as described above under “Executive Compensation”. There are no business relationships between us and any entity of which a director of the company is an executive officer or of which a director of the company owns an equity interest in excess of 10%, involving indebtedness in excess of 5% of our total consolidated assets for 2017 or involving payments for property or services in excess of 5% of our (or the other entity’s) consolidated gross revenues for 2017.
Procedures for Approval of Related Party Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our Board of Directors reviews the relationships that each director has with the company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and NASDAQ rules. As part of the review process, the company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the company from each of our directors and officers and legal counsel and the chief accounting officer reviews the responses to these questionnaires and reports the any related party transactions to the audit committee. We may enter into arrangements in the ordinary course of our business that involve the company receiving or providing goods or services on a non-exclusive basis and at arm’s-length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.
Our Code of Conduct requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the company. Depending on the nature of the potential conflict, such related party transactions involving an employee require approval by our Chief Compliance Officer, Chief Financial Officer or Chief Executive Officer. If such transaction is determined to be material to the company by our Chief Compliance Officer, Chief Financial Officer or Chief Executive Officer, our audit committee must review and approve in writing in advance such related party transactions. All related party transactions involving the company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the audit committee.

LEGAL PROCEEDINGS

LEGAL PROCEEDINGS
There are no material proceedings to which any director, officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the company, any associate of any such director, officer, affiliate of the company, or security holder is a party adverse to the company or any of its subsidiaries or has a material interest adverse to the company or any of its subsidiaries.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION
Annual Report. Our 2017 Annual Report on Form 10-K is available at www.proxyvote.com. We have filed our Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC. It is available at the SEC’s website at www.sec.gov and on our website at www.tivo.com. If you would like a copy of these materials, we will send them to you without charge upon written request to our Corporate Secretary at 2160 Gold Street, San Jose, California 95002.
Stockholder Proposals for the 2019 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2019 annual meeting of stockholders, you may do so by following the procedures prescribed in the Exchange Act. To be eligible for inclusion in our proxy statement and proxy materials, you must deliver a copy of your proposal to our General Counsel and Corporate Secretary at 2160 Gold Street, San Jose, California 95002 no later than January 10, 2019. In addition, if a stockholder proposal is not submitted to us before February 3, 2019, then the proxy to be solicited by the Board of Directors for the 2019 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2019 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting.
Proxy Solicitation Costs. We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in connection with forwarding voting information to the beneficial owners.
Electronic Distribution of Proxy Materials. We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. In addition to sending Notices of Availability rather than full sets of paper proxy materials, we have adopted another practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or other proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a printed copy of this year’s Notice of Availability or proxy materials, please call 1-800-579-1639 or write to us at: TiVo Corporation, 51 Mercedes Way, Edgewood, NY 11717, Attn: Response Center. If you share an address with another TiVo Corporation stockholder and would like to start or stop householding for your account, you can call 1-866-540-7095 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, the company will send you separate copies of documents mailed at least 30 days after receipt of your revocation.
If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com. Your election to view these documents over the Internet will remain in effect until you revoke it. If you choose to view future proxy statements and annual reports over the Internet, next year you will

ADDITIONAL INFORMATION

receive an e-mail with instructions on how to view those materials and vote. Please be aware that, if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. We encourage you to help us reduce printing and mailing costs by signing up to receive future proxy mailings by email and allowing us to household annual meeting materials.

OTHER BUSINESS

OTHER BUSINESS
The Board of Directors does not presently intend to bring any other business before the meeting and, to the knowledge of the Board, no matters are to be acted upon at the meeting other than the matters described in this proxy statement. However, if any other business should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By Order of the Board of Directors

Enrique Rodriguez, President & CEO
Dated: March 20, 2018
San Jose, California

TIVO CORPORATION
C/O AMERICAN STOCK TRANSFER
ATTN: DONNA ANSBRO
59 MAIDEN LANE
NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. To elect the eight nominees for director named below to hold office as members of the Board of Directors until the 2018 annual meeting of stockholders.

Nominees

01 Alan L. Earhart
02 Eddy W. Hartenstein
03 Jeffrey T. Hinson
04 James E. Meyer
05 Daniel Moloney
06 Raghavendra Rau
07 Enrique Rodriguez
08 Glenn W. Welling

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000357503_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

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TIVO CORPORATION
Annual Meeting of Stockholders
May 9, 2018
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Enrique Rodriguez and Peter Halt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TIVO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on May 9, 2018, at the Company's corporate offices located at 2160 Gold Street, San Jose, California 95002 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Continued and to be signed on reverse side

0000357503_2 R1.0.1.17